EXECUTION COPY
Exhibit 99.1
AGREEMENT AND PLAN OF MERGER
AMONG
PEOPLESUPPORT, INC.,
RAPIDTEXT, INC.,
RT ACQUISITION CORPORATION
AND
THE STOCKHOLDERS OF RAPIDTEXT, INC.
January 9, 2006

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		Page

11.8	Absence of Third-Party Beneficiary Rights	49

11.9	No Reliance	49

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EXHIBITS and SCHEDULES

Exhibit A	Form of Escrow Agreement
Exhibit B	Opinion of Seller’s Counsel
Exhibit C	Form of Offer Letter for Jerry Woods
Exhibit D	Form of Offer Letter for Glory Johnson

Schedule 2.5(a)	Estimated Stockholders Payments at Closing
Schedule 7.10	Required Consents
Schedule 4.18(b)	Proprietary Rights
Schedule 8.3(l)	Employees

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TABLE OF DEFINED TERMS

Cross Reference in
Term	Agreement

accredited investors	2.14
Acquisition Transaction	6.2(a)
Affiliate	4.21(a)
Aggregate Closing Price	2.1(c)
Aggregate Common Number	2.1(a)
Aggregate Purchase Price	2.1(b)
Audited Financial Statements	4.7
Auditor	7.10
Auditor’s Fees	7.4
Average Closing Price	2.1(c)
Balance Sheet	4.7
Balance Sheet Date	4.7
Business Day	4.2(e)
Cash Ratio	2.1(e)
Certificate of Merger	1.3
Closing	1.2
Closing Cash Consideration	2.1(f)
Closing Date	1.2
Code	2.13
Company Board	4.2(g)
Company Common	4.2(a)
Company Option	2.3
Company Plan	2.3
Company Returns	4.11(b)
Company Share	2.2(c)
Confidentiality Agreement	7.3
Contract	4.5
DGCL	1.1
Disclosure Schedule	ARTICLE IV
Effective Time	1.3
Employee Plans	4.12(a)
Environmental Laws	4.10(a)
ERISA	4.12(a)
Escrow Agreement	8.2(c)
Escrow Cash	2.1(h)
Escrow Fund	9.2(a)
Escrow Period	9.2(b)
Exchange Ratio	2.1(i)
Expiration Date	9.1
Financial Statements	4.7
GAAP	2.1(j)
Hazardous Substances	4.10(a)

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Cross Reference in
Term	Agreement

Indebtedness	6.1(l)
Information Statement	10.1(f)
JAMS	9.2(i)(ii)
knowledge of the Company	4.13
Legal Proceedings	4.15
Legal Requirements	4.5
Loss	9.2(a)
Losses	9.2(a)
Nasdaq	2.1(c)
Officer’s Certificate	9.2(g)
Parent Common	2.1(c)
Parent Disclosure Schedule	ARTICLE V
Permits	4.14
Person	2.12
pro rata interest	9.2(a)
Properties	4.9(b)
Proprietary Rights	4.18(b)
Related Agreements	4.4
Representatives	6.2(a)
SEC	2.14
Securities Act	2.14
Subsidiary	4.5
Surviving Corporation	1.1
Takeover Statutes	4.23
Target Net Working Capital Amount	2.1(d)
Tax	4.11(a)
Taxable	4.11(a)
Taxes	4.11(a)
Taxing Authority	4.11(a)
Term Sheet	7.4
Third Party Claim	9.2(k)
Threshold	9.2(a)
Unaudited Financial Statements	4.7
Vesting Determination Date	2.6(c)
Voting Debt	4.2(c)

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of the 9th day of January, 2006, by and among PEOPLESUPPORT, INC., a Delaware corporation (“Parent”), RT ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), RAPIDTEXT, INC., a Delaware corporation (the “Company”), and all of the Company’s stockholders (the “Stockholders”).
W I T N E S S E T H:
     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to effect the merger hereafter provided for, in which Merger Sub would merge with and into the Company, and the Company would become a wholly-owned subsidiary of Parent (the “Merger”); and
     WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding common stock, options and warrants of the Company will be converted into the right to receive the consideration upon the terms and conditions set forth herein; and
     WHEREAS, the Company and the Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and
     WHEREAS, as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Stockholders have agreed to vote the shares of Company capital stock owned by them in favor of the Merger, and the Stockholders have agreed to indemnify Parent and Merger Sub for the representations, warranties and covenants regarding the Company set forth herein;
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, Parent, Merger Sub, the Company and the Stockholders hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), upon the terms and subject to the conditions of this Agreement, Merger Sub will be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation (the “Surviving Corporation”) and will be a wholly-owned subsidiary of Parent.
     1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 650 Town Center Drive, Costa Mesa, California, as soon as practicable following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement or at such other time, place and date as is mutually agreed to by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing Date is scheduled to be January 9, 2006.
     1.3 Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Sub will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”).
     1.4 Corporate Organization. At and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, liabilities and duties of the Company and Merger Sub, all as provided under the DGCL and the Domicile Law.
ARTICLE II
EFFECT OF THE MERGER ON THE
CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
     2.1 Definitions. The following definitions will be applicable for this ARTICLE II (and any capitalized terms not defined in this subsection have the meaning ascribed to them elsewhere in this Agreement):
          (a) “Aggregate Common Number” means the aggregate number of shares of common stock of the Company outstanding immediately prior to the Effective Time (including all shares of Company common stock issued or issuable upon exercise, conversion or exchange of all unvested and vested Company Options outstanding immediately prior to the Effective Time that do not terminate or expire unexercised, unexchanged or unconverted as of the Effective Time).
          (b) “Aggregate Purchase Price” means $9,750,000, which consists of the Cash Consideration and the Stock Consideration, and is subject to adjustment as provided herein.
          (c) “Average Closing Price” means the volume weighted average of the closing prices per share of Parent Common (as hereinafter defined) on the Nasdaq National Market for the ten (10) consecutive trading days ending on the date that is three (3) trading days prior to the public announcement of the transactions contemplated by this Agreement.
          (d) “Cash Consideration” means $8,775,000; provided, however, if the amount of the Company’s Net Working Capital on the Closing Date is over $50,000 greater than, or $50,000 less than, the Target Net Working Capital Amount, the amount of the excess or shortfall will be added to or subtracted from, as the case may be, the Aggregate Purchase Price on a dollar-for-dollar basis by way of the Cash Consideration being reduced or increased, as the case may be.
          (e) “Cash Ratio” means the quotient obtained by dividing (A) the Cash Consideration by (B) the Aggregate Common Number.
          (f) “Closing Cash Consideration” means $7,125,000, which is calculated by taking the target Cash Consideration of $8,775,000 and subtracting from it the (A) Escrow Cash of $1,300,000 and (B) Net Working Capital Holdback of $350,000.
          (g) “Closing Cash Ratio” means the quotient obtained by dividing (A) the Closing Cash Consideration by (B) the Aggregate Common Number.
          (h) “Escrow Cash” means $1,300,000 cash which will be placed in escrow on the Closing Date to satisfy indemnification obligations and Net Working Capital adjustments to the Cash Consideration, as provided herein.
          (i) “Exchange Ratio” means the quotient obtained by dividing the Stock Consideration by the Aggregate Common Number. The Exchange Ratio will be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend or like change with respect to Parent Common occurring after the date hereof and prior to the Closing Date.
          (j) “Net Working Capital” means all current assets less all current liabilities, including, but not limited to, management bonuses or like payments due under management employment agreements, severance payments, accounts payable, leases, any fees and expenses payable by the Company in connection with this Agreement and the Merger, and other accrued expenses and accrued liabilities. The components of Net Working Capital will be calculated in accordance with generally accepted accounting principles (“GAAP”), and no extraordinary adjustments or payment or collections practices will be used so as to increase the amount of Net Working Capital.
          (k) “Net Working Capital Holdback” means $350,000 which Parent will hold back from the Closing Cash Consideration to satisfy Net Working Capital adjustments to the Cash Consideration following Parent’s audit of the Company’s Net Working Capital as of the Closing Date, as provided herein.
          (l) “Stock Consideration” means that number of shares of common stock of Parent (“Parent Common”), equal to the quotient obtained by dividing (A) $975,000 by (B) the Average Closing Price. The Stock Consideration will be subject to vesting and forfeiture as provided herein.
          (m) “Target Net Working Capital” means $389,505, which has been calculated based on the September 30, 2005 audited consolidated balance sheet of the Company by deducting the total current liabilities of $1,478,087 from the total current assets of $1,901,092 and subtracting from that net amount one-half of the Auditor’s Fees (as hereinafter defined) incurred by the Company of $33,500.

     2.2 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of the Company or Merger Sub, the following will occur:
          (a) Merger Sub Capital Stock. Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and such shares will constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of shares of common stock of Merger Sub will continue to evidence ownership of the shares of capital stock of the Surviving Corporation.
          (b) Treasury Stock and Stock Held by Parent. Any and all shares of capital stock of the Company held by the Company as treasury stock immediately prior to the Effective Time will be cancelled, and no payment will be made with respect thereto. Any and all shares of capital stock of the Company owned by Parent or Merger Sub or any of their direct or indirect Subsidiaries (as hereinafter defined) immediately prior to the Effective Time will be cancelled, and no payment will be made with respect thereto. As used in this Agreement, “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, in which such Person or any one or more of its Subsidiaries directly owns or controls (i) fifty percent (50%) or more of the securities or other ownership interests, including profits, equity or beneficial interests, or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar function with respect to such other Person that is not a corporation.
          (c) Common Stock of the Company. Each share of Company common stock (a “Company Share”) outstanding immediately prior to the Effective Time (except as otherwise provided in Section 2.2(b) hereof or as provided in Section 2.8 hereof with respect to Company Shares as to which appraisal rights have been properly exercised under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the certificate representing such share of Company Share in accordance with the terms of Section 2.7 hereof, and upon the terms and subject to the conditions set forth in this Agreement, including without limitation, the indemnification and escrow provisions set forth in ARTICLE IX hereof and in the Escrow Agreement (A) an amount of cash equal to the Cash Ratio, subject to holdback at Closing of the Escrow Cash and Net Working Capital Holdback, as provided in Section 2.5 hereof, and (B) a number of shares of Stock Consideration equal to the Exchange Ratio, subject to vesting and forfeiture as provided in Section 2.7 hereof.
     2.3 Exchange of Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Company Options (as hereinafter defined), each unexercised and unexpired option to purchase Company Shares (a “Company Option”) outstanding immediately prior to the Effective Time will cease to represent a right to acquire shares of Company Shares and will thereafter constitute an option to acquire on the same terms and conditions as were applicable under such Company Option pursuant to the Company plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time, including any provisions for acceleration (as such terms and conditions have been interpreted and applied by the Company in accordance with its past practice), the number of shares of Parent Common (rounded down to the nearest whole share of Parent Common) determined by (x) dividing the number of shares of Company Shares subject to such Company Option immediately prior to the Effective Time by the Aggregate Common Number, (y) multiplying the resulting number by the Aggregate Purchase Price and (z) dividing the resulting number by the Average Closing Price. The exercise price or base price per share of Parent Common subject to any such Company Option at and after the Effective Time will be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price or base price per share of Company Shares subject to such Company Option prior to the Effective Time divided by (B) the Average Closing Price. In addition, prior to the Effective Time, the Company will make any amendments to the terms of any Company option plan that are necessary to give effect to the transactions contemplated by this Agreement. The holders of Company Options will execute an agreement whereby they agree to exchange the Company Options for an option to acquire Parent Common on the terms and conditions set forth therein, which agreement shall be mutually acceptable to the Company and Parent.
     2.4 Escrowed Consideration. As collateral for the indemnification obligations of the Company pursuant to ARTICLE IX hereof, Parent will deposit as promptly as practicable after the Effective Time, the Escrow Cash in escrow pursuant to the terms of this Agreement and the Escrow Agreement.
     2.5 Cash Paid at Closing; Holdbacks and Adjustments.
          (a) Cash Paid at Closing; Holdback. On the Closing Date, Parent will holdback an amount equal to the Net Working Capital Holdback and the Escrow Cash from the Cash Consideration, and the Closing Cash Consideration will be available to the Company’s stockholders. On the Closing Date, and following the surrender to Parent by each stockholder of the Company of the certificate or certificates representing Company Shares held by such stockholder in accordance with the terms of Section 2.7 hereof, Parent will pay each stockholder an amount of cash equal to the Closing Cash Ratio for each Company Share represented by the certificate or certificates surrendered by the stockholder. The estimated amount of cash to be paid to each Company stockholder at Closing, based on the current stockholdings of the Company, is set forth on Schedule 2.5(a). Schedule 2.5(a) will be subject to adjustment to reflect actual stockholdings at Closing, which may change after the date hereof as the result of stock issuances, transfers, redemptions and the like.
          (b) Post-Closing Working Capital Review. On the Closing Date, the Company will deliver to Parent a detailed statement of the Company’s calculation of its Net Working Capital as of December 31, 2005 prepared by the Company and subject to review by Parent’s auditors in accordance with GAAP. Following the Closing, Parent will audit the Net Working Capital of the Company as of the Closing Date, and will conclude such audit no later than March 15, 2006, and by such date will arrive at a figure for the Net Working Capital of the Company as of the Closing Date. Such figure will be conclusive and binding on Parent, the Company and the Stockholders, and will be used to calculate any adjustments to the Cash Consideration pursuant to Sections 2.1(c) and 2.1(d) hereof based on differences between Net Working Capital as of the Closing Date and Target Net Working Capital, and arrive at a conclusive figure for Cash Consideration.

          (c) Closing Payment Shortfall. If the conclusive figure for Cash Consideration, less the Escrow Cash, is greater than the Closing Cash Consideration paid at Closing, then the difference (the “Closing Shortfall”) will be divided by the Aggregate Common Number as of the Closing Date to determine an amount allocable to each Company Share. By April 15, 2006, Parent will pay to each person who was a stockholder of the Company at the Closing Date a portion of the Closing Shortfall based on such person’s holdings of Company Shares on the Closing Date. The amount paid by Parent to satisfy a Closing Shortfall will be deducted from the Net Working Capital Holdback, and if such holdback is insufficient to satisfy the Closing Shortfall, Parent will pay the difference. If the Net Working Capital Holdback exceeds the Closing Shortfall Parent is required to pay, Parent will keep the unpaid portion of the holdback.
          (d) Closing Overpayment. If the conclusive figure for Cash Consideration, less the Escrow Cash, is less than the Closing Cash Consideration paid at Closing, then Parent will deduct the difference (the “Closing Overpayment”) from the Net Working Capital Holdback and will keep the amount deducted. If a portion of the Net Working Capital Holdback is left after such deduction, then by April 15, 2006, Parent will pay to each person who was a stockholder of the Company at the Closing Date a portion of the left over amount of the Net Capital Holdback based on such person’s holdings of Company Shares on the Closing Date. The amount payable per Company Share will be calculated by dividing the aggregate amount payable by the Aggregate Common Number as of the Closing Date. If the Net Working Capital Holdback is insufficient to satisfy the Closing Overpayment, then Parent will keep the entire Net Working Capital Holdback and deduct from the Escrow Cash held in escrow an amount necessary to satisfy the Closing Overpayment.
     2.6 Vesting of Stock Consideration. The Stock Consideration will be issued at Closing, but certificates representing the Stock Consideration will be held by Parent and will be unvested and subject to cancellation and forfeiture if the Surviving Corporation, operating as the RapidText business division of Parent, does not achieve certain financial milestones for calendar year 2006 as follows:
          (a) Financial Milestones. The Stock Consideration will be forfeited and cancelled, without any consideration in exchange therefor, unless, for calendar year 2006, the Surviving Corporation generates revenues equal to or greater than $12,500,000. If the Surviving Corporation generates revenues between $11,500,000 and $12,500,000, then a prorated portion of the Parent Common will vest and the balance will be forfeited and cancelled. By way of example, if the Surviving Corporation’s revenues are $12,000,000, one-half of the Stock Consideration will vest and one-half will be forfeited and cancelled. All Stock Consideration will be forfeited and cancelled if revenues of the Surviving Corporation are less than $11,500,000 for calendar year 2006.
          (b) Metrics. For purposes of this Section 2.6, (i) pricing under any contract existing on the Closing Date will not be reduced without the prior written consent of the Chief Executive Officer of Parent, or his designee, or, if no written contract exists, pricing with respect to any customer will not be reduced below the pricing provided to such customer in connection with the Company’s most recent project for such customer prior to the Closing Date, and (ii) pricing under all contracts and/or orders anticipated to generate at least $10,000 in the aggregate from a customer or group of affiliated customers in a twelve (12) month period will require the written consent of the Chief Executive Officer of Parent, or his designee. For purposes of this Section 2.6, revenue of the Surviving Corporation for 2006 will not include revenue realized from business acquisitions made by the Surviving Corporation after the Closing Date, or text transcription businesses acquired by Parent or a Subsidiary after the Closing Date. If any such acquisitions occur, for purposes of this Section 2.6, the Surviving Corporation’s revenues will be calculated as if such acquisitions had not occurred. The calculations of Surviving Company revenue for 2006 will be made by Parent’s Chief Financial Officer and financial staff, with such assistance as they require from Parent’s independent auditors, and such calculations will be binding on Parent and the Stockholders. The Stockholders understand and agree that Stockholders who work for Parent and the Surviving Corporation will not be solely in control of the Surviving Corporation’s business, including revenue generation and pricing strategy, and executives of Parent, other than persons who are currently Company personnel, may make decisions regarding such matters that could influence the Surviving Corporation’s revenues, and may therefore reduce the likelihood that the Stock Consideration will become vested.
          (c) Vesting Calculation; Stock Release. The vesting of the Stock Consideration, if any, will be calculated within ninety (90) days of the end of fiscal year 2006 (the “Vesting Determination Date”). To the extent any of Stock Consideration vests, certificates for the vested shares will be issued by Parent to persons who were stockholders of the Company as of the Closing Date, based on their respective holdings of Company Shares on the Closing Date relative to the Aggregate Common Number as of such date. The shares issued that represent the vested Stock Consideration will be saleable (subject to Parent’s insider trading policies, any legal restrictions generally applicable to Parent’s officers and the rules and regulations promulgated under the Securities Act). Any unvested Stock Consideration will be forfeited and cancelled.
2.7 Additional Surrender and Payment Provisions.
          (a) If any portion of the consideration to be paid at Closing is to be paid to a person other than the registered holder of Company Shares represented by the certificate or certificates surrendered in exchange therefor, it will be a condition to such payment that the certificate or certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and accompanied by all documents required to evidence and effect the transfer and that the person requesting such payment will pay to Parent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Company Shares or establish to the satisfaction of Parent that such tax has been paid or is not payable.
          (b) After the Effective Time, there will be no further registration of transfers of Company Shares. If, after the Effective Time, certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for the consideration provided for and in accordance with the procedures set forth in this ARTICLE II.
          (c) Any portion of the Merger consideration that remains unclaimed by the holders of Company Shares sixty (60) days after the Effective Time will be automatically returned to Parent.

          (d) Any portion of the Merger consideration made available to pay for Company Shares for which appraisal rights have been perfected will be returned to Parent upon demand.
          (e) No dividends, interest or other distributions with respect to Stock Consideration will be paid to stockholders of the Company unless and until the Stock Consideration vests, and all such dividends, interest and other distributions will be held by Parent. Upon such vesting, there will be paid, without interest, to the person in whose name the certificates representing shares of vested Stock Consideration are registered, all dividends, interest and other distributions payable in respect of such shares on a date subsequent to, and in respect of a record date after, the Effective Time.
     2.8 Dissenters Rights. The Stockholders signing this Agreement hereby represent that they understand their rights to dissent to the Merger under the DGCL and seek an appraisal of their Company Shares, and hereby waive such dissenters and appraisal rights. All such Stockholders agree to vote to approve the Merger. In the event, however, there are any Stockholders who at the time of the Merger have not signed this Agreement, and such holder has not voted or consented to the Merger in writing and has demanded appraisal for his or her Company Shares in accordance with section 262 of the DGCL, such shares will not be converted into a right to receive the Merger consideration, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Company Shares will be treated as if they had been converted as of the Effective Time into a right to receive the Merger consideration in accordance with the terms of this Agreement. The Company will give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, which consent will not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands. The Company will be required to make all payments to holders of Company Shares required under this Section 2.8.
     2.9 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent will occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Stock Consideration will be appropriately adjusted.
     2.10 Fractional Shares. No fractional shares of Parent Common will be issued in the Merger. All fractional shares of Parent Common that a holder of Company Shares would otherwise be entitled to receive as a result of the Merger as part of the Closing Merger Consideration will be aggregated and if a fractional share results from such aggregation, such holder will be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the Average Closing Price by the fraction of a share of Parent Common to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares.

     2.11 Withholding Rights. Each of the Surviving Corporation and Parent will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this ARTICLE II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
     2.12 Lost Certificates. If any certificate outstanding immediately prior to the Effective Time will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond, in such amount as the Exchange Agent may direct, as indemnity against any claim that will be made against the Surviving Corporation or the Exchange Agent with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger consideration to be paid in respect of the Company Shares represented by such certificate as contemplated by this ARTICLE II. As used in this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.
     2.13 Tax Consequences. For federal income tax purposes, the Merger is intended by the parties to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and will be so reported for federal, state, local and foreign Tax purposes by Parent, the Company, and all Securityholders (as hereinafter defined). None of Parent nor the Company, or any Securityholder will take any position inconsistent with such treatment of the Merger except as required by a final determination as defined in section 1313(a) of the Code or as specified in a written opinion of counsel to the effect that Parent would incur liability for tax penalties if Parent were not to take such an inconsistent position.
     2.14 Exemption from Registration. Parent and the Company intend that the shares of Parent Common to be issued pursuant to Section 2.2(c) hereof in connection with the Merger will be issued to “accredited investors” only (as such term is defined in Rule 501(a) promulgated under the Securities Act (as hereinafter defined)) in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), by reason of section 4(2) of the Securities Act.
ARTICLE III
THE SURVIVING CORPORATION
     3.1 Certificate of Incorporation. The Certificate of Incorporation of the Company will at the Effective Time be amended to read in its entirety in the same manner as the Certificate of Incorporation of Merger Sub until amended in accordance with applicable law, except that the name of the Surviving Corporation will be changed to the current name of the Company.

     3.2 Bylaws. The Bylaws of Merger Sub in effect at the Effective Time will be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.
     3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Surviving Corporation (or until their earlier resignation or removal), the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and, except as may be specified by Parent pursuant to Schedule 3.3, the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY AND TTC
     Except as otherwise specifically set forth on the disclosure schedule (specifically cross-referencing the appropriate Section and subsection numbers) delivered by the Company to Parent prior to the execution of this Agreement and signed by the President and Chief Executive Officer of the Company (the “Disclosure Schedule”), the Company, The Transcription Company (“TTC”) and each of the Stockholders, other than Matthew Margo, represents and warrants to both Parent and Merger Sub as follows:
     4.1 Organization and Qualification.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. TTC is a corporation duly organized, validly existing and in good standing under the laws of California. Each of the Company and TTC has all requisite power and authority to own, lease and operate their respective properties and to carry on their business as now being conducted. The Company is qualified to do business as a foreign corporation and is in good standing in California. To the Company’s and TTC’s knowledge, the Company and TTC are each qualified to do business as a foreign corporation and are in good standing under the laws of each other state or other jurisdiction in which the nature of their business requires such qualification, which states or jurisdictions are listed in Section 4.1(a) of the Disclosure Schedule.
          (b) The Company and TTC have delivered to Parent true, complete and correct copies of their (i) Certificate of Incorporation and Bylaws, as amended to the date hereof, (ii) minutes of all of directors’ and stockholders’ meetings (or other applicable meetings) and actions by written consent, complete and accurate as of the date hereof, (iii) stock ledgers and stock transfer books and all other records that collectively correctly set forth the record ownership of all outstanding shares of its capital stock or other equity interests and all rights to purchase capital stock or other equity interests, and (iv) form of stock certificates, option agreements and rights to purchase shares of its capital stock or other equity interests. Such Certificates of Incorporation and Bylaws are in full force and effect.

          (c) Section 4.1(c) of the Disclosure Schedule lists the directors and officers of the Company and TTC as of the date hereof.
     4.2 Capital Structure.
          (a) The authorized capital stock of the Company consists of 15,000,000 shares of common stock, $0.001 par value per share (“Company Common”) and 5,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred”), which Company Preferred is designated as Series A Preferred Stock. As of the date of this Agreement, there were issued and outstanding 4,381,943 shares of Company Common. The authorized capital stock of TTC consists of 10,000,000 shares of common stock, no par value (“TTC Common,” and each TTC Common, a “TTC Share”) and 5,000,000 shares of preferred stock, no par value. As of the date of this Agreement, there were issued and outstanding 110,000 shares of TTC Common, all of which are owned and held by the Company.
          (b) As of the date of this Agreement, 40,000 shares of Company Common are reserved for issuance upon exercise of outstanding Company Options. There are no warrants or other rights to purchase Company Common. As of the date of this Agreement, there are no options or warrants or other rights to purchase TTC Common outstanding.
          (c) Other than as described in Section 4.2(a) and Section 4.2(b) hereof, there are no, and there will be no, other outstanding shares of capital stock or other equity securities of the Company or TTC and no other options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company or TTC is a party or by which the Company or TTC may be bound that do or may obligate the Company or TTC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s or TTC’s capital stock or securities convertible into or exchangeable for the Company’s or TTC’s capital stock or that do or may obligate the Company or TTC to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company or TTC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or TTC may vote (“Voting Debt”).
          (d) Except as set forth in Section 4.2(d) of the Disclosure Schedule, of the issued and outstanding shares of Company Shares and TTC Shares as of the date of this Agreement, no shares of Company Common or TTC Common are subject to repurchase or redemption. All outstanding Company Shares and TTC Shares are, and any shares of Company Common issued upon exercise of Company Options (subject to receipt of the exercise prices as provided therein) will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute or the Company’s or TTC’s Certificate of Incorporation or Bylaws or rights similar to preemptive rights created by any agreement to which the Company or TTC, as the case may be, is a party or by which the Company or TTC, as the case may be, may be bound. All outstanding securities of the Company and TTC have been issued, or will be issued (presuming compliance with Section 7.1(a) hereof), in compliance with applicable federal and state securities laws.

          (e) Section 4.2(e) of the Disclosure Schedule contains complete and accurate lists of the holders of outstanding Company Common and the number of shares owned of record by each such holder, and the number of shares subject to Company Options, and the holders of outstanding Company Options. Section 4.2(e) of the Disclosure Schedule is complete and accurate on the date hereof. An updated Section 4.2(e) of the Disclosure Schedule which reflects the Company’s capitalization prior to the Effective Time will be delivered to Parent at least two (2) Business Days (as hereinafter defined) prior to the Closing Date, and will be complete and accurate as of the Closing Date. Such Section 4.2(e) of the Disclosure Schedule identifies the vesting schedule, applicable legends, and repurchase rights or other risks of forfeiture of any outstanding security of the Company. “Business Day” means a day other than Saturday, Sunday or any day on which banks located in Los Angeles, California are authorized or obligated to close.
          (f) There is no right of first refusal, co sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company Common or TTC Common.
          (g) Except as set forth in Section 4.2(g) of the Disclosure Schedule, neither the Company nor TTC is a party to any voting trust, proxy, or other agreement that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company or TTC, the election of directors, the appointment of officers or other actions of the Company’s Board of Directors (the “Company Board”), TTC’s Board of Directors or the management of the Company or TTC.
     4.3 No Subsidiaries or Equity Investments. Other than TTC, and other than as set forth in Section 4.3 of the Disclosure Schedule, the Company does not have and has never had any subsidiaries or companies controlled by, or under common control with, the Company and does not own and has never owned any equity interest in, or controlled, directly or indirectly, any other Person. TTC does not have and has never had any subsidiaries or companies controlled by, or under common control with, TTC and does not own and has never owned any equity interest in, or controlled, directly or indirectly, any other Person.
     4.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) and, subject only to the requisite approval of this Agreement by the Company’s stockholders, to perform its obligations hereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval of the Company Board, subject only to the requisite approval of this Agreement by the Company’s stockholders. This Agreement and each of the Related Agreements to which the Company is a party is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. As used in this Agreement, “Related

Agreements” will mean all ancillary agreements contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated hereby.
     4.5 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, require a consent under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of the Company or TTC pursuant to (i) any provision of the Company’s or TTC’s Certificate of Incorporation or Bylaws or (ii) except as set forth in Section 4.5(a)(ii) of the Disclosure Schedule, any agreement, contract, commitment, promise, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument, whether written or oral (each, a “Contract”), to which the Company or TTC is a party or by which the properties or assets of the Company and TTC are bound, or (b) conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation (“Legal Requirements”) applicable to the Company or TTC or their properties or assets.
     4.6 Consents. Except as provided in Section 7.1 hereof, no consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, or any Person, including a party to any Contract or agreement with the Company or TTC (so as not to trigger any conflict or default under such Contract or agreement) is required by or with respect to the Company or TTC in connection with the execution, delivery and performance of this Agreement and any Related Agreements to which the Company is a party by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, and (b) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions contemplated hereby.
     4.7 Financial Statements.
          (a) The Company has previously furnished to Parent a complete and accurate, in all material respects, copy of the Company’s unaudited balance sheet as of September 30, 2005 and related unaudited statements of operations, statements of stockholders equity, and statements of cash flows for the nine months ended September 30, 2005 and 2004, together with the notes thereto (the “Unaudited Financial Statements” and, together with the Audited Financial Statements (as hereinafter defined) when such Audited Financial Statements are furnished to Parent, the “Financial Statements”). The balance sheet as of September 30, 2005 is hereinafter referred to as the “Balance Sheet.” The Audited Financial Statements, when delivered to Parent, will be complete and correct in all material respects and will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise indicated in the notes thereto). The Financial Statements present fairly the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject, in the case of unaudited financial statements, to normal year end audit adjustments and the absence of adjustments and notes required by GAAP. At the date of the Balance Sheet (the

“Balance Sheet Date”) and as of the Closing Date, except as set forth in the Disclosure Schedule, the Company had no and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the Balance Sheet under GAAP) not reflected in the Financial Statements or the accompanying notes thereto, except for liabilities and obligations that have arisen in the ordinary course of business prior to the date of the Financial Statements and which, under GAAP, would not have been required to be reflected in the Financial Statements and which in the aggregate in any event do not exceed $10,000. All accounts receivable of the Company have arisen from bona fide transactions of the Company in the ordinary course of business. From the date of this Agreement, the Company will maintain a standard system of accounting established and administered in accordance with GAAP. “Audited Financial Statements” shall mean the Company’s audited balance sheets as of September 30, 2005 and as of December 31, 2002, 2003 and 2004 and related audited statements of operations, statements of stockholders equity, and statements of cash flows for the nine months ended September 30, 2005 and the three (3) years ended December 31, 2002, 2003 and 2004, together with the notes thereto and the report and opinion of an independent registered public accountant relating thereto (the “Audited Financial Statements”), such independent registered public accountant will be reasonably acceptable to Parent (the “Auditor”).
          (b) The Company has previously furnished to Parent a complete and accurate, in all material respects, copy of TTC’s unaudited balance sheet as of September 30, 2005 and as of December 31, 2002, 2003 and 2004, and related unaudited statements of operations, statements of stockholders equity, and statements of cash flows for the nine months ended September 30, 2005 and 2004, and for three (3) years ended December 31, 2002, 2003 and 2004, together with the notes thereto (the “TTC Unaudited Financial Statements”). The balance sheet as of September 30, 2005 is hereinafter referred to as the “TTC Balance Sheet.” The TTC Unaudited Financial Statements present fairly the financial condition and operating results of TTC as of the dates, and for the periods, indicated therein, subject to normal year end audit adjustments and the absence of notes required by GAAP. At the date of the TTC Balance Sheet (the “TTC Balance Sheet Date”) and as of the Closing Date, except as set forth in the Disclosure Schedule, TTC had no and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the TTC Balance Sheet under GAAP) not reflected in the TTC Unaudited Financial Statements or the accompanying notes thereto, except for liabilities and obligations that have arisen in the ordinary course of business prior to the date of the TTC Unaudited Financial Statements and which, under GAAP, would not have been required to be reflected in the TTC Unaudited Financial Statements and which in the aggregate in any event do not exceed $10,000. All accounts receivable of TTC have arisen from bona fide transactions of TTC in the ordinary course of business. From the date of this Agreement, TTC will maintain a standard system of accounting established and administered in accordance with GAAP.
     4.8 Absence of Changes. From the Balance Sheet Date and the TTC Balance Sheet Date, except as otherwise specifically contemplated by this Agreement or set forth in Section 4.8 of the Disclosure Schedule, the Company and TTC have conducted their businesses only in the ordinary and usual course and, without limiting the generality of the foregoing:

          (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, prospects, properties, employees, operations, obligations or liabilities of the Company or TTC other than in the ordinary course of business and as set forth in Section 4.8(a) of the Disclosure Schedule;
          (b) Neither the Company nor TTC has issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, debenture, note or other security, except for the Company Options;
          (c) Neither the Company nor TTC has incurred debt for borrowed money, or incurred any obligation or liability except in the ordinary course of business consistent with past practice and in any event excepting payment of accrued bonuses and consulting fees as set forth in Section 4.8(c) of the Disclosure Schedule, not in excess of $2,500 for any single obligation or $10,000 in the aggregate;
          (d) Neither the Company nor TTC has paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for liabilities in the ordinary course of business consistent with past practice and in any event not in excess of $2,500 for any single occurrence or $10,000 in the aggregate;
          (e) Neither the Company nor TTC has declared or made any dividend, payment or other distribution on or with respect to any share of capital stock;
          (f) Neither the Company nor TTC has purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of its capital stock;
          (g) Neither the Company nor TTC has mortgaged, pledged, or otherwise encumbered any of its assets or properties;
          (h) Neither the Company nor TTC has disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except in the ordinary course of business consistent with past practice, and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of $2,500 for any single item or $10,000 in the aggregate;
          (i) Neither the Company nor TTC has purchased or agreed to purchase or otherwise acquire any securities of any Person;
          (j) Neither the Company nor TTC has made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary course of business consistent with past practice and in any event not in excess of $2,500 for any single item or $10,000 in the aggregate;
          (k) Neither the Company nor TTC has entered into any transaction or Contract, or made any commitment to do the same, other than in the ordinary course of business consistent with past practice and in any event which is not expected to require payments by the

Company or TTC in excess of $2,500 over the life of any such Contract or $10,000 for all such Contracts in the aggregate;
          (l) Neither the Company nor TTC has sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as hereinafter defined);
          (m) Neither the Company nor TTC has adopted or amended, except to the extent required by applicable Legal Requirements, any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing;
          (n) Neither the Company nor TTC has effected or agreed to effect any change in its directors, officers or key employees; and
          (o) Neither the Company nor TTC has effected or committed itself to effect any amendment or modification in its Certificate of Incorporation or Bylaws.
     4.9 Properties.
          (a) The Company and TTC do not own any real property. All of the fixed assets and properties reflected in the Financial Statements and the TTC Unaudited Financials Statements or acquired after the Balance Sheet Date and the TTC Balance Sheet Date are in good operating condition and repair (subject to normal wear and tear and scheduled maintenance, having regard to their use and age) for the requirements of the business as presently conducted by the Company and TTC, except for defects which will not interfere with the conduct of normal operations of the Company or TTC. The Company and TTC have good and valid title to, or valid leasehold interests in, all tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens or encumbrances, other than for (i) liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like; (ii) liens for current Taxes not yet delinquent; and (iii) liens listed in Section 4.9(a) of the Disclosure Schedule.
          (b) Section 4.9(b) of the Disclosure Schedule contains a complete and accurate list of all real property leased or subleased to or by the Company and TTC in the last five (5) years (the “Properties”), the name of the lessor and the date of the lease. Neither the Company nor TTC has any options to purchase any such Properties or any other real property. The Properties are held under valid, existing and enforceable leases. The Properties and the operations of the Company and TTC thereon do not violate any applicable building code, zoning requirement or classification, or pollution control ordinance or statute relating to the Properties or to such operations.
     4.10 Environmental Matters.

          (a) Except as disclosed in Section 4.10(a) of the Disclosure Schedule, the Company and TTC are, and at all times have been, in compliance with all applicable local, state and federal statutes, orders, rules, ordinances, regulations and codes and all judicial or administrative interpretations thereof (collectively, “Environmental Laws”) relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as hereinafter defined) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. Neither the Company nor TTC has received any notice of any investigation, claim or proceeding against the Company or TTC relating to releases or threatened releases of Hazardous Substances or any action pursuant to or violation or alleged violation under any Environmental Law, and neither the Company nor TTC is aware of any fact or circumstance which could involve the Company or TTC in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon the Company or TTC. As used in this Agreement, “Hazardous Substances” means any pollutant, contaminant, material, substance, waste, chemical or compound regulated, restricted or prohibited by any Environmental Law.
          (b) There are no Hazardous Substances in, under or about the soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by the Company or TTC, including the Properties, for which the Company or TTC has any liability. Neither the Company nor TTC has disposed of any Hazardous Substances on or about such properties, including the Properties, other than in compliance with Environmental Laws. There is no present release or threatened release of any Hazardous Substances in, on, or under such properties, including the Properties, other than in compliance with Environmental Laws. Neither the Company nor TTC has disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment other than in compliance with Environmental Laws.
          (c) The Company and TTC have all permits, licenses and approvals required by Environmental Laws for the use and occupancy of, and for all operations and activities conducted by the Company and TTC on, the Properties, and the Company and TTC are in compliance with all such permits, licenses and approvals, and all such permits, licenses and approvals were duly issued, are in full force and effect, and, to the extent permitted under Environmental Laws, will be transferred to Parent at or by the Closing, and will remain in full force and effect as of the Closing.
     4.11 Taxes.
          (a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) except as set forth in Section 4.11(a) of the Disclosure Schedule, any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.
          (b) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of the Company and/or TTC (collectively, the “Company Returns”), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been or will be paid on or before such date. Except as set forth in Section 4.11(b) of the Disclosure Schedule, the Financial Statements and the TTC Unaudited Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the Balance Sheet Date and the TTC Balance Sheet Date and (ii) properly accrue all liabilities for Taxes payable after the Balance Sheet Date and the TTC Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Financial Statements and the TTC Unaudited Financial Statements relating to Tax matters is true, complete and accurate in all material respects.
          (c) No Tax liability has been incurred since the Balance Sheet Date and the TTC Balance Sheet Date other than in the ordinary course of business and except as set forth in Section 4.11(c)(i) of the Disclosure Schedule, adequate provision has been made for all Taxes since that date consistent with past practices on at least a quarterly or, with respect to employment taxes, monthly basis. Except as set forth in Section 4.11(c)(ii) of the Disclosure Schedule, the Company and TTC have withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. Except as set forth in Section 4.11(c)(ii) of the Disclosure Schedule, all Company Returns filed with respect to income tax returns for Taxable years of the Company and TTC have been examined and closed and copies of audit reports previously have been provided to Parent, or are Company Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor TTC has been granted any extension or waiver of the limitation period applicable to any Company Return.
          (d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or TTC in respect of any Tax or assessment. Except as set forth in Section 4.11(d) of the Disclosure Schedule, there are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Taxing Authority received by the Company or TTC which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). Neither the Company, TTC nor any Person on behalf of the Company or TTC has entered into or will enter into any agreement or consent pursuant to section 341(f) of the Code. There are no liens for Taxes upon the assets of the Company or TTC except liens for current Taxes not yet due. To the Company’s knowledge, except as may be required as a result of the Merger, neither the Company nor TTC has been nor will they be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.
          (e) There is no Contract, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company or TTC that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to section 280G or section 162 of the Code (as determined without regard to section 280G(b)(4)). Other than pursuant to this Agreement, neither the Company nor TTC is a party to or bound by (nor will it prior to the Effective Time become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company or TTC. None of the assets of the Company or TTC (i) is property that the Company or TTC is required to treat as owned by any other Person pursuant to the so called “safe harbor lease” provisions of former section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is Tax exempt under section 103(a) of the Code, or (iii) is “Tax exempt use property” within the meaning of section 168(h) of the Code. Neither the Company nor TTC has participated in (and prior to the Effective Time neither the Company nor TTC will participate in) an international boycott within the meaning of section 999 of the Code. The Company and TTC has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6661 of the Code. The Company and TTC have previously provided or made available to Parent complete and accurate copies of all the Company Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.
     4.12 Employees and Employee Benefit Plans.
          (a) The Company has provided Parent with a complete and accurate list setting forth all employees, advisors, and consultants of the Company and TTC as of the date hereof together with their titles or positions, dates of hire, regular work location and current compensation. Neither the Company nor TTC has any employment contract with any officer or employee or any other consultant or Person which is not terminable by the Company or TTC, as the case may be, at will without liability, except as the right of the Company and TTC to terminate its employees at will may be limited by applicable federal, state or foreign law. Except as set forth in Section 4.12(a) of the Disclosure Schedule, neither the Company nor TTC has any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance, severance, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee pension benefit plan (as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”) or otherwise) or welfare benefit plan or obligation covering any of its officers, directors, consultants or employees (“Employee Plans”).

          (b) The Company has made available to Parent true, complete and correct copies of (i) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Employee Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Employee Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Each Employee Plan complies in all respects with applicable Legal Requirements, including, without limitation, ERISA and the Code.
          (c) Each Employee Plan has been maintained, funded, operated and administered in compliance in all respects with all applicable laws and regulations, including but not limited to, ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996. Each Employee Plan that is intended to be qualified under section 401(a) of the Code and each trust forming a part thereof that is intended to be exempt from taxation under section 501(a) of the Code has received a favorable determination letter from the IRS as to its qualification and tax-exempt status and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Employee Plan or the tax-exempt status of such related trust. No event has occurred and, to the knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company or TTC could reasonably be expected to be subject to any liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA. Each Employee Plan can be amended or terminated in accordance with its terms and any applicable law without any liability to the Company or TTC other than for benefits accrued or incurred before such amendment or termination. No Employee Plan is a plan subject to Title IV of ERISA. No Employee Plan is a “multiemployer plan” as defined in section 3(37) of the ERISA and 414(f) of the Code, nor a “multiple employer plan” as described in section 4063(a) of ERISA and 413 of the Code, and neither the Company, TTC nor any Person which, together with the Company and TTC, would be treated as a single employer under section 4001 of ERISA or section 414 of the Code has ever contributed or had an obligation to contribute to any such plans. When used herein, the phrase to the “knowledge of the Company,” “known to” the Company or any similar phrase, means the actual knowledge of the officers and directors of the Company and the knowledge of facts that such individuals should have after due inquiry.
          (d) Except as set forth in Section 4.12(d) of the Disclosure Schedule, no director, officer, consultant or other employee of the Company will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company or TTC) solely as a result of the transactions contemplated hereby.
          (e) No Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company and TTC (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code section 4980B and ERISA section 601 et seq., as amended from time to time).

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, TTC or any of their affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Balance Sheet Date and TTC Balance Sheet Date.
     4.13 Labor Matters. Except as set forth in Section 4.13 of the Disclosure Schedule, there are no controversies or labor disputes or union organization activities pending or, to the Company’s knowledge, threatened between the Company or TTC and any of their employees. None of the employees of the Company or TTC belongs to any union or collective bargaining unit which represents employees of the Company or TTC in negotiations with the Company or TTC. The Company and TTC have complied with all applicable foreign, state and federal equal employment opportunity and other laws and regulations related to employment or working conditions. Except as set forth in Section 4.13 of the Disclosure Schedule, neither the Company nor TTC is the subject of any proceeding asserting that the Company or TTC has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company or TTC.
     4.14 Compliance with Law. All licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company and TTC which are necessary to the conduct of the Company’s and TTC’s business (“Permits”) are in full force and effect and neither the Company nor TTC is in violation of any Permit. To the knowledge of the Company, since the incorporation of the Company and TTC, the business of the Company and TTC have been conducted in compliance with all applicable Legal Requirements.
     4.15 Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule, neither the Company nor TTC, nor the Company’s or TTC’s directors or officers, have received notice of any claim, dispute, action, proceeding, notice, order, suit, interference, appeal or investigation, at law or in equity (“Legal Proceedings”), pending against the Company or TTC, or to the knowledge of the Company, threatened against the Company or TTC or any of its respective directors, officers, employees or agents, or involving any of the Company’s or TTC’s assets or properties before any court, agency, authority, arbitration panel or other tribunal. Neither the Company nor TTC is aware of any facts which, if known to stockholders, customers, distributors, suppliers, governmental authorities or other Persons, that could reasonably be expected to result in any such claim (other than customary and normal returns of product in the ordinary course of business consistent with past practice), dispute, action, proceeding, suit, interference, appeal or investigation. Neither the Company nor TTC is subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is the Company or TTC in default with respect to any notice, order, writ, injunction or decree.
     4.16 Contracts.
          (a) Section 4.16 of the Disclosure Schedule contains a complete and accurate list of each Contract in the following categories to which the Company or TTC is a party, or by which the Company or TTC is bound in any respect: (i) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or for the performance of services, in any case involving more than $10,000 in payments to or by the Company or TTC over the life of such Contract; (ii) Contracts for the joint performance of work or services, and all other joint venture, collaboration, research, or other agreements and grant requests or proposals for research and development Contracts which might involve payments to or by the Company or TTC in excess of $10,000 over the life of such Contract; (iii) management or employment Contracts consulting or advisory Contracts, collective bargaining Contracts, termination and severance agreements; (iv) notes, mortgages, deeds of trust, loan agreements, security agreement, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (v) each Employee Plan (including, without limitation, any Contracts with trustees, insurance companies or others relating to any such employee benefit plan or arrangement); (vi) warrants, repurchase rights at the option of the holder or other Contracts relating to the issuance of capital stock or other equity interests of the Company or TTC; (vii) Contracts with agents, brokers, consignees, sale representatives or distributors; (viii) Contracts with any director, officer, employee, consultant or stockholder; (ix) powers of attorney or similar authorizations granted by the Company or TTC to third parties; (x) patents, patent licenses, sublicenses, royalty agreements and other Contracts to which the Company or TTC is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights; (xi) personal property or capital equipment leases and other rental, use or service arrangements of the Company or TTC involving payment obligations in excess of $10,000 over the life of such Contract; and (xii) other Contracts material to the Company’s or TTC’s business, prospects, financial condition, properties, assets, liabilities or results of operations.
          (b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, neither the Company nor TTC has nor has any of its employees entered into any Contract containing covenants limiting the right of the Company or TTC to compete in any business or with any Person.
     4.17 No Default.
          (a) To the knowledge of the Company, each of the Contracts listed in Section 4.16 of the Disclosure Schedule is a legal, binding and enforceable obligation against the Company and TTC, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. Except as set forth in Section 4.17(a) of the Disclosure Schedule, to the knowledge of the Company, no party with whom the Company or TTC has an agreement or Contract is in default thereunder or has breached any term or provision thereof.
          (b) The Company and TTC have performed, or is now performing, the obligations of, and neither the Company nor TTC is in default (or would by the lapse of time and/or the giving of notice be in default) in respect of, any Contract binding upon the Company or TTC or its assets or properties. Except as set forth in Section 4.17(b) of the Disclosure Schedule, no third party has notified the Company or TTC of any claim, dispute or controversy with respect to any of the executory Contracts of the Company or TTC, nor has the Company or TTC received written notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company or TTC with respect to its obligations under any of those Contracts, nor to the Company’s knowledge, are there any facts which exist indicating that any of those Contracts may be totally or partially terminated or suspended by the other parties thereto.
          (c) Neither the Company nor TTC is a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other similar Contracts, adverse to the business or condition of the Company or TTC as currently conducted or as currently proposed to be conducted, or that has been or could reasonably be expected to result, individually or in the aggregate with any such other Contracts in losses to the Company or TTC or be adverse to the business or condition of the Company or TTC as currently conducted or as currently proposed to be conducted.
     4.18 Proprietary Rights.
          (a) Section 4.18(a) of the Disclosure Schedule sets forth a complete and accurate list of all patents, and registered trademarks, trade names, service marks and registered copyrights, and applications for any of the foregoing, owned or, to the Company’s knowledge, used by the Company or TTC or in which it has any rights or licenses, other than software under shrink wrap licenses. Section 4.18(a) of the Disclosure Schedule specifies, as applicable: (i) the title of such patents, trademarks, trade names, service marks and copyrights and title of each application therefor; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark or copyright has been issued or registered or in which an application has been filed, including the registration or application number and includes (iii) licenses, sublicenses and similar agreements to which the Company or TTC is a party or pursuant to which any other party is authorized to use any Proprietary Rights (as hereinafter defined), other than under shrink wrap-type licenses. The Company has provided Parent with copies of all Contracts by which any officer, employee or consultant of the Company or TTC has assigned or conveyed to the Company or TTC title and ownership to patents, patent applications, trade secrets, and inventions developed or used by the Company or TTC in its business. To the knowledge of the Company, all of such Contracts are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).
          (b) The Company and TTC own or possess or has the right to obtain valid and enforceable licenses or other rights to all patents and patent applications, all supplementary protection certificates (such as continuations in part) and patent extensions, trademarks, trademark applications, trade secrets, service marks and service mark registrations and applications, trade names, copyrights, inventions, business name registrations, drawings, designs, and proprietary know-how or information, or other rights with respect thereto listed on Section 4.18(a) of the Disclosure Schedule (collectively referred to as “Proprietary Rights”), used in the business of the Company or TTC, and the same are all of the Proprietary Rights necessary to conduct the Company’s or TTC’s business as it has been and is now being conducted or as it is currently proposed to be conducted. The Company and TTC have the right to use, sell, license, sublicense, assign, transfer, convey or dispose of such Proprietary Rights and the products, processes and materials covered thereby.

          (c) Except as set forth in Section 4.18(c)(i) of the Disclosure Schedule, to the Company’s knowledge, the operations of the Company do not infringe any valid Proprietary Rights owned, possessed or used by any third party. Except as set forth in Section 4.18(c)(ii) of the Disclosure Schedule, to the Company’s knowledge, no one has asserted to the Company or TTC that such operations conflict with or infringe, any Proprietary Rights, owned, possessed or used by any third party. Except as set forth in Section 4.18(c)(ii) of the Disclosure Schedule, to the Company’s knowledge, there are no claims, disputes, actions, proceedings, suits or appeals pending against the Company or TTC with respect to any Proprietary Rights owned by the Company or TTC, and none has been threatened against the Company or TTC. Except as set forth in Section 4.18(c)(ii) of the Disclosure Schedule, to the knowledge of the Company, there are no facts or alleged facts which could reasonably serve as a basis for any claim that the Company or TTC does not have the right to use and to transfer the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold to customers in the conduct of the business of the Company or TTC as they have been and are now being conducted. Except as set forth in Section 4.18(c)(ii) of the Disclosure Schedule, the Proprietary Rights referred to in the preceding sentence are free of any unresolved ownership disputes with respect to any third party and to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights by any third party, including any employee or former employee of the Company or TTC, nor is there any breach of any license, sublicense or other Contract authorizing another party to use such Proprietary Rights. Except as set forth in Section 4.18(c)(ii) of the Disclosure Schedule, neither the Company nor TTC has entered into any Contract granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Proprietary Right of the Company or TTC. Except as set forth in Section 4.18(c)(iii) of the Disclosure Schedule, neither the Company nor TTC has entered into any agreement to indemnify any Person against any charge of infringement of any Proprietary Rights or intellectual property.
          (d) Section 4.18(d)(i) of the Disclosure Schedule contains a complete and accurate list of any proceedings before any patent authority to which the Company or TTC is a party, a brief description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests, and any equivalents thereof. Such list includes, without limitation, any pending applications for reissue or reexamination of a patent. The Company and TTC have the exclusive right to file, prosecute and maintain any such applications for patents, copyrights or trademarks and the patents and registrations that issue therefrom. Except as set forth in Section 4.18(d)(ii) of the Disclosure Schedule, neither the Company nor TTC has granted to any third party the right to file, or conduct prosecution of, any patents, copyrights or trademark applications.
          (e) All registrations and filings relating to Proprietary Rights are in good standing. All maintenance and renewal fees necessary to preserve the rights of the Company and TTC in respect of Proprietary Rights have been made. The registrations and filings relating to the Company’s and TTC’s Proprietary Rights are proceeding and there are no facts of which the Company has knowledge which could significantly undermine those registrations or filings.

          (f) To the Company’s knowledge, all patents owned by the Company or TTC are valid and enforceable. To the Company’s knowledge, there are no facts that would render a patent issuing from the Company’s or TTC’s patent applications invalid or unenforceable.
          (g) To the Company’s knowledge, neither the Company nor TTC is, and will not be as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, in breach, violation or default of any third party Proprietary Rights. Except as set forth in Section 4.18(g) of the Disclosure Schedule, the rights of the Company and TTC to the Company’s and TTC’s Proprietary Rights will not be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, unless due to an action or inaction of Parent.
          (h) The Company and TTC have taken all other measures it deems reasonable and appropriate to maintain the confidentiality of the Proprietary Rights used or proposed to be used in the conduct of its business the value of which to the Company or TTC is contingent upon maintenance of the confidentiality thereof.
          (i) The Company and TTC have secured valid written assignments from all consultants and employees of the Company and TTC who contributed to the creation or development of the Company’s and TTC’s Proprietary Rights of the rights to such contributions that the Company and TTC does not already own by operation of law.
          (j) Each employee and officer of and consultant to the Company and TTC has executed a proprietary information agreement or other nondisclosure agreement in the forms provided to Parent. To the Company’s knowledge, no employee or officer of or consultant to the Company or TTC is in violation of any term of any employment Contract, proprietary information agreement, non competition agreement, or any other Contract relating to the relationship of any such employee or consultant with the Company or TTC or any previous employer.
          (k) Section 4.18(k) of the Disclosure Schedule sets forth a listing of all litigation and settlements relating to Proprietary Rights brought by or against the Company or TTC, whether or not such litigation is currently pending.
     4.19 Insurance. The Company has provided Parent with copies of all insurance policies to which the Company or TTC is a party or is a beneficiary or named insured. All of the insurable properties of the Company and TTC are insured, pursuant to insurance policies and except as set forth in Section 4.19 of the Disclosure Schedule, all such insurance policies are in full force and effect. Since the Company’s and TTC’s incorporation, there have been no claims in excess of $10,000 asserted under any of the insurance policies of the Company or TTC in respect of all general liability, professional liability, errors and omissions, property liability and worker’s compensation and medical claims.
     4.20 Brokers or Finders. Except as set forth in Section 4.20 of the Disclosure Schedule, neither the Company nor any of its officers, directors, employees or stockholders has employed, on the Company’s behalf, any broker or finder, or incurred, on the Company’s behalf, any liability for any brokerage, finder’s or similar fees, or commissions in connection with this Agreement or the transactions contemplated hereby.
     4.21 Related Parties.
          (a) Except as set forth in Section 4.21(a) of the Disclosure Schedule, no officer, director or Affiliate (as hereinafter defined) (nor any ancestor, sibling, descendant or spouse of any such persons, or any trust, partnership or corporation in which any of such persons has an interest) of the Company or TTC has or has had, either directly or indirectly, (i) an interest in any Person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Company or TTC, (ii) any interest in any Person or entity that purchases from or sells or furnishes to the Company or TTC any goods, services or products or (iii) a beneficial interest in any Contract to which the Company or TTC is a party or by which the Company or TTC may be bound. “Affiliate” means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls (A) ten percent (10%) or more of any class of equity securities of that Person or any of its Affiliates or (B) ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (iii) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
          (b) Except as disclosed in Section 4.21(b) of the Disclosure Schedule, (i) there are no Contracts or liabilities between the Company or TTC, on the one hand, and (A) any current or former officer, director, stockholder or Affiliate of the Company or TTC or (B) any Person who, to the Company’s knowledge, is an Affiliate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) neither the Company nor TTC provides or causes to be provided any assets, services or facilities to any such current or former officer, director, stockholder or Affiliate, (iii) neither the Company nor TTC nor any such current or former officer, director, stockholder or Affiliate provides or causes to be provided any assets, services or facilities to the Company or TTC and (iv) neither the Company nor TTC beneficially owns, directly or indirectly, any equity interests or debt interests of any such current or former officer, director, stockholder or Affiliate.
          (c) Each of the Contracts listed in Section 4.16 of the Disclosure Schedule or liabilities of the Company or TTC were entered into or incurred, as the case may be, on terms no less favorable to the Company or TTC (in the reasonable judgment of the Company and TTC) than if such Contract or liability was entered into or incurred on an arm’s length basis on competitive terms. Except as set forth in Section 4.21(c) of the Disclosure Schedule, any Contract to which the Company or TTC is a party and in which any director of the Company or TTC has a financial interest in such Contract was approved by a majority of the disinterested members of the board of directors of the Company or TTC and/or stockholders of the Company or TTC, as the case may be, in accordance with section 144 of the DGCL, with respect to the Company, and Section 310 of the California Corporations Code, with respect to TTC.
     4.22 Certain Advances. There are no receivables of the Company or TTC owing from directors, officers, employees, consultants or stockholders of the Company or TTC or owing by any affiliate or any director or officer of the Company or TTC, other than advances in the ordinary course of business consistent with past practice to officers and employees for reimbursable business expenses which are not in excess of $2,500 for any one individual.
     4.23 Takeover Statutes. The Board of Directors of the Company has taken the necessary action to make inapplicable to this Agreement, the Merger and the transactions contemplated hereby, all Takeover Statutes (as hereinafter defined) that are applicable to the Company. “Takeover Statutes” will mean a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.
     4.24 Receivables. All receivables of the Company and TTC, whether reflected on the Balance Sheet and the TTC Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and, to the Company’s knowledge, are current and fully collectible net of any reserves shown on the Balance Sheet and the TTC Balance Sheet (which reserves are adequate and were calculated on a basis consistent with past practices) within ninety (90) days after the date they became due. The Company has no reason to believe, based on past practices, that it will not be able to collect all outstanding receivables (less allowances on the Balance Sheet for doubtful accounts). The Company has not received any verbal or written notices from any of its customers that any of its customers do not intend to pay the full amount of the receivables. The Company has delivered to Parent a complete and accurate aging list of all receivables of the Company and TTC as of the date hereof. Neither the Company nor TTC has received any payment, whether in cash or otherwise, and has no receivables, which are subject to, or contingent on, performance by the Company or TTC.
     4.25 Bank Accounts, Powers, etc. Section 4.25 of the Disclosure Schedule lists each bank, trust, savings institution, brokerage firm, mutual fund or other financial institution with which the Company and TTC have an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.
     4.26 Stockholder Information. The information given by the Company to its Stockholders and the holders of options and warrants in connection with their consideration of the Merger has not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     4.27 Regulatory. Section 4.27 of the Disclosure Schedule lists all regulations schemes applicable to the Company’s and TTC’s current business, other than routine municipal business license requirements and state or federal tax requirements, and describes any past or current proceedings before or correspondence with any regulatory authority with respect to any potential violation of such regulations. To the Company’s knowledge, the Company has been and continues to be in compliance with all Regulatory Requirements (as hereinafter defined). Regulatory Requirements shall mean all statutes, laws, ordinances, rules and regulations applicable to the Company and TTC and the operation of their respective businesses.
     4.28 Underlying Documents. Copies of any underlying documents listed or described as having been disclosed to Parent pursuant to this Agreement have been furnished to Parent. All such documents furnished to Parent are true and correct copies, and there are no amendments or modifications thereto, that have not been disclosed in writing to Parent.
     4.29 No Misleading Statements. No representation or warranty of or regarding the Company or TTC made in this Agreement, the Disclosure Schedule or the appendices, Schedules and Exhibits attached hereto or any written statement or certificate furnished or to be furnished to Parent pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.
     4.30 Certain Tax Matters. Immediately after the Merger, the Company will hold substantially all of its properties within the meaning of section 368(a)(2)(E)(i) of the Code. In the Merger, the holders of Company Shares will exchange, for Parent Common, an amount of stock of the Company which constitutes control of the Company within the meaning of section 368(a)(2)(E)(ii) of the Code. At the Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire Company Shares that, if exercised or converted, would affect Parent’s acquisition or retention of control of the Company within the meaning of section 368(c) of the Code. The liabilities of the Company have been incurred in the ordinary course of business. The Company is not an “investment company” within the meaning of section 368(a)(2)(F)(iii) of the Code, nor is the Company under the jurisdiction of a court in a title 11 or similar case as defined in section 368(a)(3)(A) of the Code.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as otherwise specifically set forth on the disclosure schedule (specifically cross-referencing the appropriate Section and subsection numbers) delivered by Parent to the Company prior to the execution of this Agreement and signed by a duly authorized officer of the Company (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company and the Stockholders as follows:
     5.1 Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. All of the issued and outstanding capital stock of Merger Sub is owned by Parent.

     5.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including approval of the Board of Directors of Parent. This Agreement is a valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     5.3 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, and (b) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Parent of the transactions contemplated hereby.
ARTICLE VI
CONDUCT PRIOR TO THE EFFECTIVE TIME
     6.1 Conduct of Business of the Company and TTC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except as contemplated by this Agreement or to the extent that Parent will otherwise consent in writing) to carry on its and TTC’s business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its and TTC’s present business organization, keep available the services of its present officers and key employees and preserve its and TTC’s relationships with vendors, customers, suppliers, independent contractors, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its and TTC’s goodwill and ongoing business at the Effective Time. Following the date of this Agreement, the Company will promptly notify Parent of any negative event related to the Company or TTC or the business of the Company or TTC. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither the Company nor TTC will, without the prior written consent of Parent:
          (a) Enter into any Contract which over the life of the Contract is expected to result in payments by or to the Company or TTC of $2,500;

          (b) Enter into any commitment or transaction not in the ordinary course of business consistent with past practice;
          (c) Transfer, assign or license to any Person or entity any rights to the Company’s or TTC’s Proprietary Rights;
          (d) Enter into any Contracts (or amendments thereto) pursuant to which any unrelated third party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company or TTC;
          (e) Amend or otherwise modify, or violate the terms of, any of the Contracts set forth or described in Section 4.16 of the Disclosure Schedule nor in any event, amend the terms of any option plan, option agreement or similar instrument of the Company or TTC;
          (f) Commence any litigation;
          (g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor) or issuances of Company Shares pursuant to Company Options in existence as of the date hereof;
          (h) Except for the issuance of shares of Company Shares upon exercise of presently outstanding Company Options (as to which the Company will deduct and withhold such amounts as it is required to deduct and withhold under any provision of federal, state, local or foreign Tax law), issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or any Voting Debt;
          (i) Cause or permit any amendments to its Certificate of Incorporation or Bylaws, other than the filing of the amended Certificate of Incorporation as contemplated by this Agreement;
          (j) Acquire or agree to acquire by merging or consolidating with or by purchasing any assets or equity securities of or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $2,500 in the case of a single transaction or in excess of $10,000 in the aggregate;
          (k) Sell, lease or otherwise dispose of any of its properties or assets for an amount in excess of $2,500 in the case of a single transaction or in excess of $10,000 in the aggregate;
          (l) Incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any of its debt securities or guarantee any debt securities of others.

For the purposes of this Agreement, “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (including trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person;
          (m) Pay or grant any severance or termination pay (i) to any director or officer or (ii) to any other employee;
          (n) Adopt or amend any Employee Plan, except to the extent required by applicable Legal Requirements, or enter into or amend any employment Contract, extend employment offers to any Person, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its other employees;
          (o) Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than as required by the Auditor, as may occur in the ordinary course of business consistent with past practice or as may be required by GAAP;
          (p) Pay, discharge or satisfy, in an amount in excess of $2,500 (in any one case) or $10,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of (i) liabilities reflected or reserved against in the Financial Statements or the TTC Unaudited Financials Statements and that are not in excess of $10,000, (ii) liabilities under Contracts entered into in the ordinary course of business subsequent to the Balance Sheet Date and the TTC Balance Sheet Date and that are not in excess of $10,000, (iii) liabilities under Contracts entered into in the ordinary course of business, which payments are due in accordance with the terms of such Contracts and are not in excess of $10,000, or (iv) expenses consistent with the provisions of this Agreement incurred in connection with the transactions contemplated hereby;
          (q) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or TTC (other than the Merger);
          (r) Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or
          (s) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(b) through 6.1(r) hereof, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.
     6.2 No Solicitation.
          (a) Until the earlier of the Effective Time and the date of termination of this Agreement in accordance with ARTICLE X hereof, the Company agrees that it will not, and will not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively “Representatives”) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or acquisition of any kind of portion of the capital stock or assets of the Company (an “Acquisition Transaction”) or negotiate, explore or otherwise communicate in any way with any third party with respect to any Acquisition Transaction or enter into any Contract, arrangement or understanding with respect to an Acquisition Transaction or requiring it to abandon, terminate, or fail to consummate the Merger or any other transactions contemplated by this Agreement, or make or authorize any statement, recommendation or solicitation in support of any Acquisition Transaction with any third party other than Parent and Merger Sub. The Company agrees that it will, on the date hereof, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Transaction (other than with Parent and Merger Sub).
          (b) If the Company or its Representatives receives prior to the earlier of the Effective Time and the termination of this Agreement any offer (written or oral), letter of intent or other proposal, as applicable, relating to an Acquisition Transaction or any request for non-public information relating to the Company in connection with an Acquisition Transaction or for access to the properties, books or records of the Company by any Person that informs the Company Board that it is considering making, or has made, a proposal relating to an Acquisition Transaction, the Company will promptly notify Parent orally and in writing, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.
          (c) The Company will not provide non-public information or enter into discussions or negotiations with any such third party unless (i) the Company has prior to the date thereof provided such information to Parent or Parent’s Representatives; (ii) the Company has notified Parent in advance of any such proposed disclosure to or discussions or negotiations with any such third party, with a description of the information to be disclosed; (iii) the Company will have provided copies to Parent of all written communications between such third party and the Company; and (iv) prior to providing any information or data concerning the Company to any Person in connection with an Acquisition Transaction, the Company receives from such Person an executed confidentiality agreement similar to the Confidentiality Agreement (as hereinafter defined).
     6.3 Strategic Agreements. The Company agrees that it will not enter into any strategic alliance, joint development or joint marketing agreement during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time unless Parent will have consented to such agreement(s) in writing.

ARTICLE VII
ADDITIONAL AGREEMENTS AND REPRESENTATIONS
     7.1 Accredited Investor Status; Acknowledgement of Risk.
          (a) The Stockholders acknowledge and agree that: (i) as a condition to issuing the Stock Consideration as a private placement pursuant to section 4(2) of the Securities Act, each Stockholder represents that such stockholder is an “accredited investor” within the meaning of Rule 502 under the Securities Act of 1933, and that Parent and the Company will be relying upon such representation in connection with the issuance of Parent Common to such stockholder, (ii) the shares of Parent Common so issued pursuant to Section 2.2(c) will not be registered under the Securities Act and will constitute “restricted securities” within the meaning of the Securities Act; and (iii) the certificates representing the shares of Parent Common will bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.
          (b) The Stockholders acknowledge that receipt of restricted Stock Consideration involves risk, and that the value of the shares issued at Closing may decline in value prior to the time they might vest and become salable. The Stockholders have read Parent’s public filings and are satisfied that they have received adequate information about Parent to make a decision to sign this Agreement and approve the Merger.
     7.2 Access to Information; Interim Financial Information. Subject to any applicable contractual confidentiality obligations (which each party will use all commercially reasonable efforts to cause to be waived), the Company will afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, Contracts and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 7.2 will affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligations of the parties to consummate the Merger. Promptly following the end of each month between the date of this Agreement and the Closing Date, the Company will prepare and furnish to Parent financial statements of the Company as of and for the month and year-to-date periods ending on the last day of such month, all prepared in a manner consistent with GAAP and the Company’s past practice.
     7.3 Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the existing confidentiality agreement between Parent and the Company (the “Confidentiality Agreement”).
     7.4 Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, investment banking or financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, will be the obligation of the respective party incurring such fees and expenses; provided, however, that Parent will pay fifty percent (50%) of the fees and expenses of the Auditor incurred by the Company in connection with the Company’s Audited Financial Statements (the “Auditor’s Fees”); and provided further, that if the Merger is not consummated because the Company has terminated this Agreement, other than a termination pursuant to Section 10.1(e) hereof, or because the Company has breached any of its binding obligations under that certain Term Sheet, dated September 12, 2005, by and between the Company and Parent (the “Term Sheet”), Parent will have no obligation to pay any Auditor’s Fees.
     7.5 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the applicable rules and regulations of Nasdaq and the SEC, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement or the transactions contemplated hereby (including, if applicable, the termination of this Agreement and the transactions contemplated hereby and the reasons therefor) will be made by any party hereto to any third party (other than their respective agents, including their legal counsel, tax advisers and accountants) except as permitted by Section 7.1 hereof, unless approved by Parent and the Company prior to release, provided that such approval will not be unreasonably withheld.
     7.6 Reasonable Efforts. Except as otherwise provided in this Agreement, subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     7.7 Conduct; Notification of Certain Matters. Each of Parent and the Company will use all commercially reasonable efforts to not take, or not fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. The Company will give prompt written notice to Parent, and Parent will give prompt written notice to the Company, of (a) the occurrence or non occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of the Company or Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any respect at or prior to the Effective Time and (b) any failure of the Company or Parent or Merger Sub, as the case may be, to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.7 will not limit or otherwise affect the other party’s right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice; and provided further that the parties agree to meet promptly to discuss, in good faith, such failure or breach and potential cures for such failure or breach.

     7.8 Blue Sky Laws. Parent will take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Parent Common pursuant hereto. The Company will use all reasonable efforts to assist Parent as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the shares of Parent Common pursuant hereto.
     7.9 Legal Compliance. Each of the Company and Parent will (i) give the other party prompt notice of the commencement of any legal proceeding by or before any court or other governmental body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) except as may be prohibited by any governmental body or by any legal requirement, permit the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document filed with or provided to any governmental body in connection with any such legal proceeding.
     7.10 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. To that end, the Company will use all commercially reasonable efforts to cause the parties to the agreements listed in Schedule 7.10 to deliver their consents, approvals or waivers, as appropriate, to the Merger and the transactions contemplated hereby to the Company (with a copy to Parent) at least two (2) Business Days prior to the Closing Date.
ARTICLE VIII
CONDITIONS TO THE MERGER
     8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger will be subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) Stockholder Approval. This Agreement and the Merger will have been approved and adopted by the Stockholders (their signature on this Agreement their agreement to approve this Agreement and the Merger).
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect.
     8.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement will be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement and except for such inaccuracies that, considered collectively, have not had and would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other materiality qualifications contained in such representations and warranties will be disregarded).
          (b) Agreements and Covenants. Each of Parent and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          (c) Escrow Agreement. Parent, the Company, and an escrow agent mutually satisfactory to Parent and the Company, will have entered into the Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”).
     8.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement will be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement.
          (b) Agreements and Covenants. The Company will have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          (c) Officer’s Certificate. The Company will have furnished Parent with a certificate dated the Closing Date signed on behalf of the Company by its Chief Executive Officer or President to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) hereof have been satisfied.
          (d) Company Indebtedness. Arrangements will be made to repay the Company’s debt to Bank of America, and such debt will be repaid at the Closing Date out of proceeds payable to all Stockholders.
          (e) Company Working Capital Schedule. At least three (3) business days prior to the Closing Date, the Company will have furnished to Parent of the Company’s Net Working Capital, as required by Section 2.5(b) hereof.

          (f) Opinion. Parent will have received a written opinion from Burkhalter, Michaels, Kessler & George LLP, counsel to the Company, as to the matters set forth in Exhibit B.
          (g) Material Adverse Effect. Since the date of this Agreement, there will not have been any material adverse effect on the Company’s or TTC’s business, prospects, financial condition, properties, assets, liabilities, or results of operations, or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.
          (h) Third Party Consents. Parent will have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals, authorizations, assignments and waivers set forth in Section 4.5 of the Disclosure Schedule and such other consents, approvals, authorizations, assignments and waivers as may be required to consummated this Agreement and the transactions contemplated hereby.
          (i) Resignations. Parent will have received the resignations of the directors and officers of the Company to be effective immediately upon the Closing.
          (j) Stockholder Approval and Dissenters’ Rights. This Agreement and the Merger will have been approved and adopted by the holders of all of the outstanding Company Common. None of the Stockholders will have exercised, nor will they have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their Company Common by virtue of the Merger.
          (k) Offer Letters. Jerry Woods and Glory Johnson will have entered into employment offer letters with Parent in the forms of Exhibits C and D.
          (l) Employees. The employees of the Company set forth on Schedule 8.3(m) will continue to be employed by the Company at the Closing and will not have given any notice or other indication that a reasonable person would consider notice that such employees are not willing or do not intend to be employed by the Company, the Surviving Corporation, Parent or a Subsidiary of Parent (as Parent will designate), following the Merger or that they are not willing or do not intend to execute and deliver to Parent Parent’s standard form of Confidentiality and Invention Assignment Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect. After consultation with the Company, Parent will have the right, but not the obligation, to hire such additional employees of the Company to work for either Parent or the Company on an at-will basis, with such compensation packages and benefits structure to be consistent with Parent’s human resources policies.
          (m) Stockholder Approval of Certain Payments. Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of section 280G of the Code will have been approved by such number of stockholders of the Company as is required by the terms of section 280G(b)(5)(B) and will be obtained in a manner that satisfies all applicable requirements of such section 280G(b)(5)(B) and the Proposed Income Tax Regulations thereunder, including Q 7 of section 1.280G 1 of such Proposed Income Tax Regulations.

          (n) Customer Interviews. Parent shall have been given access to the Company’s customer Allstate and as many of the Company’s other customers as Parent requests to interview prior to Closing. Parent shall be satisfied, in its sole discretion, that each of the customers which Parent has identified as an important customer of the Company has demonstrated to Parent in such customer interviews that they will remain a customer of the Surviving Corporation after the Closing Date.
          (o) No Customer Cancellations. The Company shall not have received notice (either verbal or written) that a customer has cancelled or intends to cancel a contract with the Company or TTC or has discontinued or plans to discontinue the services of the Company or TTC.
          (p) Car Leases. All leases for automobiles in the name of the Company shall be terminated, or transferred to the individuals who use such automobiles as lessees, so that the Company shall have no liability or obligations with respect to the leases as of the Closing. All amounts owing by the Company under such car leases shall be fully prior to the Closing.
          (q) Consulting Agreements and Arrangements. All consulting agreements and arrangements between the Company and Jerry Woods, Glory Johnson and any entity affiliated with Jerry Woods and Glory Johnson shall terminate and shall not be effective as of the Closing. All amounts owing under such agreements and arrangements shall be fully paid prior to the Closing.
ARTICLE IX
INDEMNIFICATION AND ESCROW
     9.1 Survival of Representations and Warranties. All of the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Merger and continue until 5:00 p.m., California time, on the date which is one (1) year after the Closing Date (the “Expiration Date”) and will not be affected by any investigation conducted for or on behalf of Parent with respect thereto or any knowledge acquired by Parent or its officers, directors, employees, stockholders or agents as to the accuracy or inaccuracy of any such representation or warranty; provided, however, that (i) the Company’s representations and warranties in Section 4.1, 4.2 and 4.4 hereof will survive the Closing and remain in full force and effect indefinitely; (ii) the Company’s representations and warranties in Sections 4.10, 4.11, 4.12, 4.13, 4.18, 4.26 and 4.27 hereof will continue through the expiration of the applicable statute of limitations, as the same may be extended, or other applicable similar period during which a governmental entity or other Person may bring a claim (the “Statute of Limitations”); and (iii) if a claim or notice is given under this ARTICLE IX with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty will continue indefinitely until such claim is finally resolved. The waiver of any Closing condition based on the accuracy of any Company representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this ARTICLE IX.
     9.2 Indemnification and Escrow Arrangements.

          (a) Escrow Fund and Indemnification. Subject to the limitations set forth herein, by approval and adoption of this Agreement, each of the Company’s stockholders (collectively, the “Securityholders”) agrees severally, and not jointly, to indemnify Parent, its officers, directors, employees, affiliates, attorneys and agents for such Securityholder’s pro rata interest from and against any claims, including, but not limited to, third party claims or suits, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (calculated after deduction for insurance proceeds actually recovered) incurred by Parent or the Surviving Corporation directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty regarding the Company contained herein or in any instrument delivered pursuant to this Agreement; (ii) any failure by the Company to perform or comply with any covenant contained herein; (iii) any existing or future government or other third party claims or demands arising in connection with the matters set forth in Schedule 9.2 (the “Disclosed Matters”); or (iv) any costs or expenses incurred by Parent in connection with dealing with holders of Company Shares that have asserted their appraisal rights under Section 262 of the DGCL (but excluding any cash paid to such holders); (hereinafter individually a “Loss” and collectively “Losses”). For the purposes hereof, “pro rata interest” of a Securityholder means the ratio that the sum of the amount of the Merger consideration received by a Securityholder on or before the date of the calculation bears to the sum of the amount of Merger consideration received by all Securityholders on or before the date of the calculation. For the purposes of valuing any Parent Common received, such Parent Common (on a per share basis) shall be valued at the Average Closing Price. The adoption and approval of this Agreement by the Securityholders will constitute approval of the Escrow Agreement and the placement of the Escrow Cash in escrow and the appointment of the Securityholder Agent. On the Closing Date, the Securityholders will be deemed to have received and deposited with the Escrow Agent the Escrow Cash, without any act of any Securityholder. As soon as practicable after Closing, the Escrow Cash will be deposited by Parent with the Escrow Agent (or such other institution acceptable to Parent and the Securityholder Agent), as an escrow agent, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and in the Escrow Agreement. Parent will bear the fees and expenses of the Escrow Agent in accordance with the Escrow Agreement. For the terms of the Escrow, the Escrow Fund will be available to compensate Parent and the Surviving Corporation for any Losses. The right of Parent and the Surviving Corporation after the Effective Time to assert indemnification claims and receive indemnification payments from the Escrow Fund pursuant to this ARTICLE IX will not be the sole and exclusive right and remedy exercisable by such parties; and provided further that any limitations on liability set forth in this Section 9.2(a) will not apply for the benefit of any Stockholder who has made representations and warranties under Article IV in the event of fraud or willful misconduct or willful misrepresentation by any such Stockholder. The methods by which funds will be released from the Escrow are set forth in the Escrow Agreement. Parent may not receive any cash from the Escrow Fund unless and until Officer’s Certificates (as hereinafter defined) identifying Losses for which Parent is seeking indemnification under this Section 9.2(a), the aggregate cumulative amount of which exceed $100,000 (the “Threshold”), have been delivered to the Escrow Agent as provided in Section 9.2(f) hereof; in such case, Parent may thereafter recover from the Escrow Fund the entire amount of all Losses subject to the remainder of this Section 9.2. Notwithstanding the foregoing, the Threshold will not apply to Losses which result from the dispute related to (i) the Disclosed Matters, (ii) any Tax Liabilities (as hereinafter defined) or (iii) any accounts receivable owed to the Company and/or TTC as of the Closing that are not collected within one hundred eighty days of becoming due and payable (the “AR Shortfall”). Parent will be able to make claims for the entire amount of any Losses from the Disclosed Matters, any tax related matters and AR Shortfall.
          (b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund will be in existence immediately following the Effective Time and will terminate at 5:00 p.m., California time, on the Expiration Date (the “Escrow Period”); provided, however that the Escrow Period will not terminate, and there shall remain in the Escrow Fund after the Escrow Period (i) such amount as is necessary to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the Expiration Date specified in any Officer’s Certificate (as hereinafter defined) delivered to the Escrow Agent and Securityholders Agent prior to the Expiration Date, (ii) such amount as Parent believes may be necessary to satisfy Existing Claims, specified in an Officer’s Certificate delivered by Parent to the Escrow Agent prior to the Expiration Date, if such Existing Claims are not resolved by a final, binding and non-appealable arbitral or judicial determination or settlement, and (iii) $900,000, or such lesser amount remaining in the Escrow Fund after amounts are withdrawn to satisfy claims on the Escrow Fund, shall remain in the Escrow Fund to satisfy any tax related matters, including, but not limited to, liabilities for back property taxes, sales taxes, federal and state employment related taxes and federal and state income taxes accrued prior to the Closing or as a result of actions that occurred prior to the Closing, as well as related interest, penalties and tax preparer fees (all such items covered by this clause (iii), collectively, “Tax Liabilities”). The types of claims specified in clauses (i), (ii) and (iii) in the preceding sentence for which amounts will remain in the Escrow Fund after the Escrow Period are referred to collectively as “Surviving Escrow Claims.”
          (c) Procedures for Releasing Escrow Funds After Escrow Period. Amounts remaining in the Escrow Fund after the Escrow Period shall be released as is reasonably necessary to satisfy any Surviving Escrow Claims under Sections 9.2(b)(i) and (ii) hereof pursuant to the procedures set forth in Section 9.2(g) hereof. Amounts remaining in the Escrow Fund after the Escrow Period shall be released as is reasonably necessary to satisfy any Surviving Escrow Claims under Section 9.2(b)(iii) hereof pursuant to the procedures set forth in Section 9.2(f) hereof. Amounts in the Escrow Fund will be released pro rata to the Securityholders as follows, if the amounts to be released are not necessary to satisfy an ongoing Surviving Escrow Claim for which an Officer’s Certificate has been submitted to the Escrow Agent prior to the date for the release of the Escrow Funds: (i) January 10, 2008 such amounts, if any, over $600,000 in the Escrow Fund will be released, (ii) January 10, 2009 such amounts, if any, over $300,000 in the Escrow Fund will be released, and (iii) January 10, 2010 the remaining amount in the Escrow Fund, if any, will be released.
          (d) Securityholder Agent of the Securityholders; Power of Attorney.
     (i) Jerry Woods is hereby appointed by the Securityholders as the “Securityholder Agent” and attorney in fact for each Securityholder, to act for and on behalf of Securityholders in connection with the Escrow Fund, to give and receive notices and communications, to authorize delivery to Parent of cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of an arbitrator with respect to such claims and any and all acts and omissions involving the Securityholders in any way related to or in furtherance of this Agreement and the transactions contemplated hereby or thereby, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Securityholders from time to time upon not less than ten (10) days’ prior written notice to Parent; provided that the Securityholder Agent may not be removed unless pursuant to the written vote of holders of a majority in interest of the then-remaining balance of the Escrow Fund (excluding funds reserved for claims submitted by Parent) approving such removal and the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the then-remaining balance of the Escrow Fund (excluding funds reserved for claims submitted by Parent). No bond will be required of the Securityholder Agent, and the Securityholder Agent will not receive compensation for the Securityholder Agent’s services. Notices or communications to or from the Securityholder Agent will constitute notice to or from each of the Securityholders. Whenever an entity will be serving as Securityholder Agent, such Securityholder Agent will designate in writing a single natural person authorized to act on behalf of the entity in its capacity as the Securityholder Agent, such writing to be delivered to Parent pursuant to the notice provisions of Section 11.1 hereof.
     (ii) The Securityholder Agent will not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Securityholders on whose behalf the Escrow Cash were contributed to the Escrow Fund will severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.
          (e) Protection of Escrow Fund. The Escrow Agent will hold and safeguard the Escrow Fund during the Escrow Period until distributed, will treat each such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and will hold and dispose of the Escrow Fund only in accordance with the terms hereof and the Escrow Agreement. The Escrow Fund will be invested in such a manner as may be mutually agreed upon by Parent and the Securityholder Agent, but in any event in which they are unable to agree, the Escrow Agent shall be instructed to invest the then-remaining balance of the Escrow Fund into U.S. government securities of a length not to exceed thirty (30) days.
          (f) Special Procedures for Claims Related to Tax Liabilities. In the event there are claims against the Escrow Fund for Tax Liabilities, Parent will make a claim against the Escrow Fund pursuant to the provisions of Section 9.2(g) hereof. If the Securityholder Agent does not dispute the amount of the claim for Tax Liabilities by providing written notice of its objection to such claim pursuant to the provisions of Section 9.2(h) hereof, the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, cash held in the

Escrow Fund in an amount equal to such claim for Tax Liabilities. If the Securityholder Agent disputes the amount of the claim for Tax Liabilities, the Securityholder Agent may present such claim to its tax expert at the Securityholders’ expense to validate the amount claimed. If the Securityholder Agent’s tax expert agrees with the amount claimed by Parent, such finding shall be binding on the Securityholder Agent and the Securityholder Agent shall provide written authorization to the Escrow Agent to make delivery of the amount of such claim for Tax Liabilities and the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund in an amount equal to such claim for Tax Liabilities. If the Securityholder Agent’s tax expert does not agree with the amount of the claim for such Tax Liabilities, the matter shall be submitted to arbitration pursuant to Sections 9.2(i)(ii), (iii) and (iv) hereof.
     (g) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time before 5:00 p.m. California time on the Expiration Date of a certificate signed by any executive officer of Parent, with a copy delivered to the Securityholder Agent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and specifying an aggregate amount thereof, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, the basis for such anticipated liability, the nature of the misrepresentation, breach of warranty or covenant to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from the Securityholder Agent in accordance with Section 9.2(h) hereof, the Escrow Agent will, subject to the provisions of Sections 9.2(a) and 9.2(h) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund in an amount equal to such Losses. Parent may also deliver to the Escrow Agent from time to time an Officer’s Certificate related to collection of the AR Shortfall. If the Escrow Fund is insufficient to satisfy all Losses and the AR Shortfall, Parent will be entitled to recover from each of the Securityholders set forth on Schedule 9.2(g) up to such Securityholder’s pro rata interest and maximum liability set forth on Schedule 9.2(g). The liability of the Securityholders listed on Schedule 9.2(g) shall be settled by cash payment by the Securityholders to Parent; provided, however, that after the Securityholders have settled a total cumulative aggregate of all claims in an amount equal to ninety percent (90%) of the maximum liability set forth on Schedule 9.2(g), a Securityholder may use vested shares of Parent Common Stock to settle the remainder of any such claims if the Securityholder still possesses vested shares of Parent Common Stock received pursuant to this Agreement, with such Parent Common (on a per share basis) valued at the Average Closing Price, but to the extent such vested shares of Parent Common Stock are not sufficient to settle all claims above the first ninety percent (90%), the Securityholder will settle the claims in cash. The maximum aggregate amount of Losses, including amounts for the AR Shortfall, for which the Securityholders will be liable for claims made hereunder will be an amount equal to the Aggregate Purchase Price, and no Securityholder shall be liable for claims made hereunder in in excess of such Securityholder’s pro rata interest, provided that only the Securityholders set forth on Schedule 9.2(g) shall be personally liable for amounts in excess of the Escrow Fund. To the extent any amounts related to the collection of the AR Shortfall is recovered by Parent after Parent has received such amount from the Escrow Fund, Parent will return such amount, less the cost paid to outside companies for collecting such AR Shortfall, to the Escrow Agent to be placed back into the Escrow Fund or, if such amount is collected by

Parent after the termination of the Escrow Fund, Parent will remit such amount, less the cost paid to outside companies for collecting such AR Shortfall, pro rata to the stockholders.
          (h) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, Escrow Agent shall contact the Securityholder Agent and confirm his receipt of the same. Parent shall also, simultaneous to delivery of any Officer’s Certificate to the Escrow Agent, deliver a duplicate copy of such Officer’s Certificate will be delivered to the Securityholder Agent. For a period of fifteen (15) days after such delivery, the Escrow Agent will make no delivery to Parent of any cash in the Escrow Fund pursuant to Section 9.2(f) hereof unless the Escrow Agent will have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such fifteen (15) day period, the Escrow Agent will make delivery of cash from the Escrow Fund in accordance with Section 9.2(f) hereof; provided, however, that no such payment or delivery may be made if the Securityholder Agent will object in a written statement to the claim made in the Officer’s Certificate, and such statement will have been delivered to the Escrow Agent prior to the expiration of such fifteen (15) day period.
          (i) Resolution of Conflicts; Arbitration.
     (i) In case the Securityholder Agent will object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and will be furnished to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms thereof.
     (ii) If no such agreement can be reached after good faith negotiation after twenty (20) Business Days, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter will be settled by arbitration conducted by one (1) arbitrator who has experience in and is familiar with the businesses of Parent and the Company. Parent and the Securityholder Agent will within twenty (20) days of the demand mutually agree and select one (1) arbitrator. If Parent and the Securityholder Agent fail to appoint an arbitrator within that time period, then Judicial Arbitration and Mediation Services, Inc. (“JAMS”) will appoint the arbitrator. The arbitrator will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator but at a minimum containing the right of each party to obtain all discoverable documents, to obtain from the other party the name of all witnesses, to obtain from the other party’s expert a written report, and to take the deposition of all witnesses and experts, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator will rule upon motions to compel or motions to quash or limit discovery and will have the authority to impose sanctions, including attorneys’ fees and costs, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate will be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.2(h) hereof, the Escrow Agent will be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrator. The arbitrator will not award less than any amount of Losses conceded by the Securityholder Agent as being properly payable from the Escrow Fund.
     (iii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration will be held in Los Angeles, California, under the Comprehensive Commercial Arbitration Rules then in effect of JAMS.
     (iv) The fees of the arbitration and arbitrator will be paid by the party who does not prevail in the arbitration. Any fees and costs, including attorney’s fees, incurred by the Securityholders will be paid from the Escrow Fund.
          (j) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent will constitute a decision of all the Securityholders for whom a portion of the consideration otherwise distributable to them is deposited in the Escrow Fund and will be final, binding and conclusive upon each of the Securityholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each Securityholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.
          (k) Third-Party Claims. In the event Parent becomes aware of a third party claim which Parent believes may result in a demand against the Escrow Fund, Parent will notify the Securityholder Agent of such claim, giving full details of the claim (a “Third Party Claim”), and the Securityholder Agent, as representative for the stockholders of the Company, will be entitled, at the stockholders’ expense, to participate in any defense of such claim. Parent will have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Parent settles any Third Party Claim without the Securityholder Agent’s consent (which consent will not be unreasonably withheld or delayed), and Parent seeks to recover the amount of the settlement by claiming against the Escrow Fund, the settlement of any such claim with third party claimants will not alone be determinative of the amount of any claim against the Escrow Fund and the Securityholder Agent may dispute such amount through the process provided by Section 9.2(i) hereof. In the event that the Securityholder Agent has consented to the amount and terms of any such settlement, the Securityholder Agent will have no power or authority to object under any provision of this Section 9.2 to any claim by Parent against the Escrow Fund up to and including the agreed upon amount of any such settlement and such fees and costs incurred in connection with the defense thereof.

          (l) Existing Claims. Securityholder Agent will have the right to continue to provide the defense of any claims or suits involving the Company or TTC that are outstanding on the Closing Date (the “Existing Claims”), including attorneys’ fees, costs, settlement payment or satisfaction of any judgment or arbitration award, and to pay for the same out of the Escrow Fund. Securityholder Agent will keep Parent updated as to the status of the Existing Claims and will confer with Parent as to the defense and strategy of the same; provided, however, that Parent will not have the power to require the Securityholder Agent to take any litigation action or to settle or compromise for any amount. Notwithstanding the foregoing, Securityholder Agent will evaluate, to the extent feasible, the cost to defend such Existing Claims and will use his reasonable efforts to resolve the Existing Claims in a manner in which the cost to litigate the Existing Claims will be less than the cost to settle such Existing Claims. Securityholder Agent will have the right to settle any Existing Claim with the written consent of Parent, which consent will not be unreasonably withheld. Securityholder Agent will be entitled to receive amounts out of the Escrow Fund to fund the attorneys’ fees, costs, expenses and settlement amount only upon the consent of Parent of the amounts so requested, which consent will not be unreasonably withheld, and delivery of joint instructions by Securityholder Agent and Parent to the Escrow Agent.
ARTICLE X
TERMINATION, AMENDMENT, WAIVER, CLOSING
     10.1 Termination. Except as provided in Section 10.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
          (a) By mutual consent of the Company and Parent;
          (b) Upon written notice by Parent or the Company if: (i) the Effective Time has not occurred by January 31, 2006 (provided that the right to terminate this Agreement under this clause (i) will not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there will be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the Merger; (iii) there will be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; or (iv) the approval and adoption of this Agreement by the Company’s stockholders will not have been obtained (provided that the right to terminate this Agreement under this clause (iv) will not be available to the Company so long as such failure is the result of a breach of one or more Stockholders under this Agreement);
          (c) Upon written notice by Parent or the Company, if there will be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

          (d) Upon written notice by Parent, if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or if any representation or warranty of the Company will have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) hereof would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Effective Time, such breaches will not have been cured within fifteen (15) days of delivery to the Company of written notice of such breach or breaches (but no such cure period will be required if such breach by its nature cannot be cured);
          (e) Upon written notice by the Company, if it is not in breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub will have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) hereof would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Effective Time, such breaches will not have been cured within fifteen (15) days of delivery to Parent of written notice of such breach or breaches (but no such cure period will be required if such breach by its nature cannot be cured);
          (f) Upon written notice by Parent, if the Company Board will have failed by the date the Information Statement is mailed to the Company’s stockholders to recommend or modifies in a manner adverse to Parent its recommendation concerning this Agreement or will have disclosed in any manner its intention to modify in a manner adverse to Parent such recommendation; or
          (g) Upon written notice by Parent, if the Company Board makes any recommendation with respect to an Acquisition Transaction or the Company Board will have resolved to take any such action and publicly disclosed this resolution.
     Where action is taken to terminate this Agreement pursuant to this Section 10.1, it will be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.
     10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement will forthwith become void and there will be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective subsidiaries, officers, directors or stockholders, provided that, the provisions of Sections 7.3 and 7.4, ARTICLE X and ARTICLE XI hereof will remain in full force and effect and survive any termination of this Agreement.
     10.3 Amendment or Supplement. This Agreement may be amended or supplemented at any time before or after approval of this Agreement by the stockholders of the Company to the extent permitted under Section 251(d) of the DGCL. No amendment or supplement will be effective unless in writing and signed by the party or parties sought to be bound thereby; provided, however, that the consent of the Securityholder Agent and the Escrow Agent will not be required in connection with any amendment to this Agreement that does not affect the rights and obligations of the Securityholder Agent or the Escrow Agent, as applicable. Subject to the preceding two (2) sentences, this Agreement may be amended in a writing executed by the Chief Executive Officer of the Company and the Chief Executive Officer of Parent in order to modify the structure of the Merger to substitute for Merger Sub another directly or indirectly wholly owned subsidiary of Parent, pursuant to which such subsidiary will then become a party to this Agreement and all references in this agreement to Merger Sub will thereafter be deemed to refer to such substituted subsidiary of Parent.
     10.4 Extension of Time, Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, but shall not be required, to the extent legally allowed:
          (a) Extend the time for the performance of any of the obligations or other acts of the other party hereto,
          (b) Waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
          (c) Waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that no failure or delay by any party hereto in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.
          (d) Any agreement on the part of any party hereto to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.
ARTICLE XI
GENERAL
     11.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:

(a)	If to Parent or Merger Sub to:

PeopleSupport, Inc.
1100 Glendon Avenue, Suite 1250
Los Angeles, CA 90024
Attn: Chief Executive Officer
Fax: (310) 824-6299

with a copy to:

PeopleSupport, Inc.
1100 Glendon Avenue, Suite 1250
Los Angeles, CA 90024
Attn: Legal Department
Fax: (310) 824-6355

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
650 Town Center Drive, 7th Floor
Costa Mesa, CA 92626
Attn: Ethan D. Feffer, Esq.
Fax: (714) 436-2800

(b)	If to the Company to:

RapidText, Inc.
1801 Dove Street, Suite 101
Newport Beach, CA 92660
Attn: Jerry Woods
Fax: (949) 399-9216

with a copy to:

Burkhalter, Michaels, Kessler & George LLP
4 Park Plaza, Suite 850
Irvine, CA 92614
Attn: Alton G. Burkhalter, Esq.
Fax: (949) 975-7501

(c)	If to the Securityholder Agent:

Mr. Jerry Woods
c/o RapidText, Inc.
1801 Dove Street, Suite 101
Newport Beach, CA 92660
Fax: (949) 399-9216
or to such other Persons as may be designated in writing by the parties, by a notice given as aforesaid.
     11.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

     11.3 Counterparts and Facsimile. This Agreement may be executed in counterparts and by facsimile signature, and when so executed each counterpart and facsimile signature will be deemed to be an original, and said counterparts and facsimile signatures together will constitute one and the same instrument.
     11.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto (including the Disclosure Schedule), the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) except as contemplated by Section 10.3 hereof will not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties.
     11.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     11.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     11.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.
     11.8 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other Person, and all provisions hereof will be personal solely between the parties to this Agreement.
     11.9 No Reliance. Each Stockholder has had the opportunity to consult with his or her legal counsel and tax advisers in deciding whether to enter into this Agreement, and to determine the tax and legal effects on such Stockholder, and the Stockholder represents that he or she is not relying on tax or legal advice or planning from the Parent, Merger Sub, or their legal, accounting or other advisers.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

PARENT:		MERGER SUB:

PEOPLESUPPORT, INC.		RT ACQUISITION CORPORATION

By:	/s/ Lance Rosenzweig	By:	/s/ Lance Rosenzweig

Lance Rosenzweig		Lance Rosenzweig
President and Chief Executive Officer		President and Chief Executive Officer

COMPANY:		SECURITYHOLDER AGENT:

RAPIDTEXT, INC.		JERRY WOODS

By:	/s/ Jerome A. Woods	/s/ Jerome A. Woods

	Jerry Woods	Jerry Woods
Chief Executive Officer

SECURITYHOLDERS:

SEAQUESTOR TRUST		JOHNSON ANNUITY TRUST

By:	/s/ Alexis Woods	By:	/s/ Gwen Sukeena

Print Name:	Alexis Woods	Print Name:	Gwen Sukeena

Title:	Trustee	Title:	Trustee

/s/ Matthew Margo		/s/ John Castellon

Matthew Margo		John Castellon

/s/ Tim Regas		/s/ Jason Terando

Tim Regas		Jason Terando

Exhibit A
ESCROW AGREEMENT
     THIS AGREEMENT (the “Escrow Agreement”) is made as of January 9, 2006, by and among Wells Fargo Bank, N.A., as escrow agent (“Escrow Agent”), PEOPLESUPPORT, INC., a Delaware corporation (“Purchaser”), RAPIDTEXT, INC., a Delaware corporation (“Company”), and JERRY WOODS, an attorney-in-fact empowered and authorized to act for and on behalf of any or all of the individuals whose names are listed on Exhibit A attached hereto (the “Closing Payees”) in connection with this Escrow Agreement (the “Securityholder Agent”).
RECITALS
     A. Whereas, Purchaser, Company and other parties have entered into and delivered an Agreement and Plan of Merger, dated as of January 9, 2006 (the “Merger Agreement”), pursuant to which Purchaser will acquire Company by the merger of a wholly-owned subsidiary of Purchaser with and into Company, with Company as the surviving corporation (the “Merger”). By virtue of the Merger, each issued and outstanding share of Company capital stock shall be converted into the right to receive cash and Purchaser Common Stock (subject to vesting) as set forth in the Merger Agreement.
     B. Whereas, pursuant to the Merger Agreement, the Closing Payees have agreed to indemnify Purchaser against certain liabilities as more particularly set out in Section 9.2 of the Merger Agreement (the “Holdback Indemnity Obligations”), and the Closing Payees have appointed Securityholder Agent as their attorney-in-fact for all purposes associated with this Escrow Agreement. To secure the performance of Closing Payees’ Holdback Indemnity Obligations, Purchaser and Closing Payees have agreed to a holdback from the Closing Consideration in the amount of One Million Three Hundred Thousand Dollars ($1,300,000) (the “Closing Holdback”) to be held in escrow pursuant to the terms and conditions of this Escrow Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual premises contained herein and in the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Deposit with Escrow Agent.
          (a) Purchaser, Company and Securityholder Agent hereby appoint Escrow Agent as escrow holder for all purposes of this Escrow Agreement and in accordance with the terms and provisions of this Escrow Agreement and the Merger Agreement, and Escrow Agent hereby accepts such appointment.
          (b) Escrow Agent hereby agrees to establish and maintain an interest-bearing escrow account to be designated the “Escrow Account” which shall be held by Escrow Agent in trust to be released in accordance with this Escrow Agreement. The funds in the Escrow Account will be invested in such a manner as is from time to time directed by joint written instructions signed by both Purchaser and Securityholder Agent. If for any reason Purchaser and Securityholder Agent are unable or unwilling to provide Escrow Agent with joint written investment instructions, the Escrow Agent is hereby directed to invest the then-remaining balance of the funds in the Escrow Account U.S. government 30-day treasury bills. Escrow Agent may purchase such treasury bills through one of its affiliates which may charge fees or commissions for such services.
          (c) Purchaser shall, on the Closing Date, deliver to Escrow Agent the Closing Holdback to be maintained in the Escrow Account and to be distributed and released by Escrow Agent pursuant to the terms of this Escrow Agreement.
          (d) Securityholder Agent, being authorized by and on behalf of the Closing Payees, agrees that, in accordance with the Merger Agreement and this Escrow Agreement, if the Closing Payees have become obligated to Purchaser pursuant to the Holdback Indemnity Obligations, Securityholder Agent will relinquish all Closing Payees’ right, title and interest in and to funds held in the Escrow Account in the amount of such Holdback Indemnity Obligations and shall, on behalf of Closing Payees, authorize Escrow Agent in writing to release such funds to Purchaser in accordance with the terms of this Escrow Agreement. Securityholder Agent agrees to execute any instrument or document provided by Purchaser in connection with and to affect the purposes of the foregoing.
     2. Administration of Escrow Account.
          (a) If Purchaser, RT Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Purchaser (the “Surviving Corporation”), or other party entitled under the Merger Agreement to indemnification from the Closing Payees (each an “Indemnitee”), in good faith determines that the Closing Payees have become obligated to Purchaser, the Surviving Corporation or a third party pursuant to the Holdback Indemnity Obligations, then Purchaser shall, on behalf of the Indemnitee, give written notice to Escrow Agent of the amount of such claimed obligation (the “Notice”) and the basis therefor and shall also simultaneously transmit the Notice to Securityholder Agent. To ensure that Securityholder has received notice of the claim, Escrow Agent agrees to promptly notify Securityholder Agent in writing of each Notice. Escrow Agent shall distribute to Indemnitee from the Escrow Account funds in the amount of the claimed obligation (or such lesser amount then remaining in the Escrow Account) within fifteen (15) calendar days from the date the Notice was sent, unless within that fifteen (15) day period, Escrow Agent receives written notice from Securityholder Agent that Securityholder Agent disputes the claim or any portion thereof, which written notice shall include the reason or reasons for disputing the claim.
          (b) If Purchaser has given the Notice as provided in Subsection 2(a) hereof, which Notice has been forwarded to Securityholder Agent as provided in Subsection 2(a) hereof, and either Securityholder Agent has given timely written notice that it disputes the claim or any portion thereof in accordance with Subsection 2(a) hereof, then Escrow Agent (A) shall not distribute from the Escrow Account funds in the amount of the disputed portion of such claim (the “Disputed Amount”), unless and until directed by joint written instructions by Purchaser and Securityholder Agent, or pursuant to an arbitration award rendered pursuant to Section 9.2(g) of the Merger Agreement, and (B) shall distribute to Purchaser from the Escrow Account funds in the amount of any undisputed portion of such claim. The foregoing procedure shall be followed by Escrow Agent each time a Notice has been given by Purchaser as provided in Subsection 2(a) hereof, subject to the limitation provided in Subsection 2(c) hereof on the period of time within which any Notice can be given by Purchaser.
          (c) Upon and subject to receiving written instructions from Purchaser, Escrow Agent shall distribute to Securityholder Agent, on behalf of the Closing Payees, on the earliest of the first day on which all of the Closing Payees’ Holdback Indemnity Obligations are settled and discharged in full or on the first business day after January 9, 2007 (“Holdback Claim Date”) any remaining balance held in Escrow Account (other than any Disputed Amount). Notwithstanding the foregoing, if there are any Holdback Indemnity Obligations that remain outstanding and unresolved at the Holdback Claim Date, Purchaser shall not provide such written instructions until the amount of a Holdback Reserve is reasonably determined as provided in the Merger Agreement. The Escrow shall continue after the Holdback Claim Date with respect to such amount as is necessary to satisfy any unsatisfied Losses (as defined in the Merger Agreement), Disclosed Matters (as defined in the Merger Agreement) and Tax Liabilities (as defined in the Merger Agreement) concerning facts or circumstances existing prior to the Holdback Claim Date or as set forth in the Merger Agreement and specified in an Officer’s Certificate (as defined in the Merger Agreement) delivered to Escrow Agent and Securityholder Agent prior to the Holdback Claim Date. All other amounts remaining in the Escrow Account shall be distributed pro rata to the Closing Payees as soon as practicable following the Holdback Claim Date. Thereafter, as each claim is resolved, any sums reserved for the payment of the claim in excess of the amount actually paid to satisfy the claim shall be promptly distributed pro rata to the Closing Payees; provided, however, a sufficient amount as is necessary to satisfy Tax Liabilities shall remain in the Escrow Account until the expiration of the Statute of Limitations (as defined in the Merger Agreement).
          (d) Upon distribution of the entire Escrow Account in accordance with this Escrow Agreement, Escrow Agent’s obligations hereunder shall cease.
          (e) All distributions from the Escrow Account shall be by personal delivery and shall be sent by recognized overnight express courier as follows:
To: Securityholder Agent (on behalf of Closing Payees)
Mr. Jerry Woods
c/o RapidText, Inc.
1801 Dove Street, Suite 101
Newport Beach, CA 92660
To: Purchaser
PeopleSupport, Inc.
1100 Glendon Avenue, Suite 1250
Los Angeles, CA 90024
Attn: Legal Officer

          (f) Any distributions payable to the Closing Payees shall be made by Escrow Agent sending to Securityholder Agent for each Closing Payee a check in an amount equal to such Closing Payee’s pro rata portion of the remaining funds in the Escrow Account then available for distribution pursuant to Section 2(c) hereof. Each Closing Payee and their pro rata portion of the Escrow Account is set forth on Exhibit B attached hereto.
          (g) (i) Any controversy, claim or dispute between the parties to this Agreement arising out of, in connection with, or in relation to the interpretation, validity, performance or breach of this Agreement shall, at the request of either party, be settled by arbitration conducted by one (1) arbitrator who has experience in and is familiar with the businesses of Purchaser and Company. Purchaser and Securityholder Agent will within twenty (20) days of the demand mutually agree and select one (1) arbitrator. If Purchaser and Securityholder Agent fail to appoint an arbitrator within that time period, then Judicial Arbitration and Mediation Services, Inc. (“JAMS”) will appoint the arbitrator. The arbitrator will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator but at a minimum containing the right of each party to obtain all discoverable documents, to obtain from the other party the name of all witnesses, to obtain from the other party’s expert a written report, and to take the deposition of all witnesses and experts. The arbitrator will rule upon motions to compel or motions to quash or limit discovery and will have the authority to impose sanctions, including attorneys’ fees and costs, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator will be binding and conclusive upon the parties to this Agreement, and Escrow Agent will be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Account in accordance therewith. Such decision will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrator.
               (ii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration will be held in Los Angeles, California, under the Comprehensive Commercial Arbitration Rules then in effect of JAMS.
               (iii) The fees of the arbitration and arbitrator will be paid by the party who does not prevail in the arbitration. Any fees and costs, including attorney’s fees, incurred by Securityholder Agent will be paid from the Escrow Account. Securityholder Agent will provide Escrow Agent with a third party statement (in the case of legal fees, redacted to protect attorney-client privilege and work product) to support each disbursement pursuant to this subsection, and Escrow Agent shall be authorized to disburse directly to such third party the amount set forth in such third party statement.
     3. Obligations of Escrow Agent. Escrow Agent shall exercise reasonable care in the custody and preservation of funds held in the Escrow Account and agrees to hold and disburse such funds in accordance with the terms and conditions of this Escrow Agreement. Escrow Agent (i) shall not be under any duty to give the Escrow Account any greater degree of care than it gives its own similar property and (ii) does not have and will not have any interest in the

Escrow Account but is a mere holder thereof, and will treat the funds deposited therein as property subject to this Escrow Agreement.
     4. Documents Presented to Escrow Agent. Escrow Agent may act in reliance upon any instrument or signature believed to be genuine provided that Escrow Agent may request such certificates, or other documents evidencing such designations as it deems reasonably necessary.
     5. Reliance on Counsel. Escrow Agent may act relative hereto upon advice of counsel in reference to any matter connected herewith and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.
     6. Complete Duties of Escrow Agent. This Escrow Agreement sets forth exclusively the duties of Escrow Agent with respect to any and all matters pertinent hereto and thereto and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent.
     7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:
If to Purchaser to:
PeopleSupport, Inc.
1100 Glendon Avenue, Suite 1250
Los Angeles, CA 90024
Attn: Legal Officer
Fax: (310) 824-6299
with a copy to:
Pillsbury Winthrop Shaw Pittman LLP
650 Town Center Drive, 7th Floor
Costa Mesa, CA 92626
Attn: Ethan D. Feffer, Esq.
Fax: (714) 436-2800
If to Securityholder Agent:
Mr. Jerry Woods
c/o RapidText, Inc.
1801 Dove Street, Suite 101
Newport Beach, CA 92660
Fax: (949) 399-9216
with a copy to:
Burkhalter, Michaels, Kessler & George LLP

4 Park Plaza, Suite 850
Irvine, California 92614
Attn: Alton G. Burkhalter
Fax: (949) 975-7501
If to Escrow Agent, to:
Wells Fargo Bank, N.A.
Sixth & Marquette
MAC N9303-120
Minneapolis, MN 55479
Attn: Patricia Adams
Fax: (612) 667-9825
     8. Indemnification.
          (a) Escrow Agent shall be under no obligation to institute or defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve it in expense unless first indemnified to its satisfaction.
          (b) Purchaser and the Securityholder Agent agree to jointly and severally indemnify, save, and hold harmless Escrow Agent and its directors, officer, agents, and employees (collectively the “indemnities”) from and against:
               (i) any and all writs, subpoenas, claims, demands, actions, or causes of action that are served on or asserted against any indemnities by any person if the writ, subpoena, claim, demand, action, or cause of action directly or indirectly relates to a writ, subpoena, claim, demand, action or cause of action that the person has, serves on or asserts against the indemnities other than as a result of Escrow Agent’s gross negligence or willful misconduct;
               (ii) any and all liabilities, losses, costs, or expenses (including reasonable attorneys’ fees) that any indemnities suffers or incurs as a result of any of the matters specified in Subsection 8(a) hereof; and
               (iii) any loss, liability, damage, cost or expense, including reasonable attorneys’ fees (a) related in any way to Escrow Agent’s acting upon any notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be signed by Purchaser or Securityholder Agent or any other proper person, and (b) incurred in connection with any act or thing done hereunder.
          (c) Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for anything which Escrow Agent may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct. Escrow Agent shall have duties only to Purchaser, Securityholder Agent and the Closing Payees, and no person shall be deemed a third party beneficiary of this Agreement.

     9. Compensation of Escrow Agent. Escrow Agent shall be entitled to fees in accordance with Exhibit C (the “Fees”). Purchaser shall be responsible for paying the Fees.
     10. Counsel. Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of this Agreement or Escrow Agent’s duties hereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of counsel.
     11. Attorney’s Fees. If any action is brought by or against Escrow Agent to interpret or enforce this Agreement, or any part hereto, Purchaser and the Closing Payees each agree to equally pay to Escrow Agent one-half of Escrow Agent’s reasonable attorneys fees, accounting fees and other costs related to such action.
     12. Modification, Amendment, Governing Law. This Escrow Agreement may be modified or amended; provided however, that no modification, amendment or waiver of any provision of this Escrow Agreement shall be effective unless the same shall be in writing signed by all the parties hereto. This Escrow Agreement shall be governed by the laws of the State of California, without application of conflict of laws principles.
     13. Counterparts and Facsimile. This Escrow Agreement may be executed in several counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     14. Successor Securityholder Agent. The Closing Payees have agreed in Section 9.2(c)(i) of the Merger Agreement to a procedure by which they may notify Purchaser of the removal of Jerry Woods as Securityholder Agent, and by which they may also notify Purchaser of the appointment of a successor Securityholder Agent. Promptly upon receiving such notice, Purchaser agrees to notify Escrow Agent of the termination of Jerry Woods and of the appointment of each successor Securityholder Agent. Each such successor Securityholder Agent will execute an amendment to this Escrow Agreement which will provide a statement indicating that such successor Securityholder Agent agrees to be bound by the terms of this Escrow Agreement and further indicated the address and facsimile number to be used for purposes of notice pursuant to Section 7 hereof.
[Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first set forth above.

WELLS FARGO BANK, N.A.

By:	/s/ Patricia Adams

Name:	Patricia Adams

Title:	Assistant Vice President

PEOPLESUPPORT, INC.

By:	/s/ Lance Rosenzweig

Name:	Lance Rosenzweig

Title:

RAPIDTEXT, INC.

By:	/s/ Jerome A. Woods

Name:	Jerry Woods

Title:	CEO

SECURITYHOLDER AGENT

/s/ Jerome A. Woods

Jerry Woods

Exhibit B

aburkhalter@bmkglaw.com	RAP04-01
January 9, 2006
PeopleSupport, Inc.
c/o Ethan D. Feffer, Esq.
Pillsbury Winthrop Shaw Pittman LLP
650 Town Center Drive, 7th Floor
Costa Mesa, CA 92626
Re: Merger Agreement between RapidText, Inc., PeopleSupport, Inc. and RT Acquisition Corporation
Ladies and Gentlemen:
          We have acted as counsel for RapidText, Inc. (the “Company”) and its shareholders (the “Shareholders”) in connection with the Agreement and Plan of Merger between the Company, the Shareholders, PeopleSupport, Inc. (“Parent”) and RT Acquisition Corporation (“Merger Sub”) dated as of January 9, 2006 (the “Agreement”). We are rendering this opinion pursuant to Section 8.3(f) of the Agreement. Except as otherwise defined herein, capitalized terms used, but not defined herein, have the respective meanings ascribed to them in the Agreement.
          In rendering the opinions set forth herein, we have assumed the genuineness and authenticity of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as photostatic or certified copies, the authenticity of the originals of such copies, the accuracy, completeness and authenticity of certificates of public officials; and the valid authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company and the Shareholders of the Agreement and all other documents required to be authorized, executed and delivered pursuant to the Agreement, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents other than the individuals signing on behalf of the Company had the legal capacity to so execute and deliver; that you have received all documents you were to receive under the Agreement; that the Agreement is an obligation binding upon you; that you have filed any required franchise or income tax returns and have paid any required franchise or income taxes; and that there are no extrinsic agreements or understandings among the parties to

Ethan D. Feffer, Esq.
January 9, 2006

the Transaction Documents that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder. We have also assumed that each party other than the Company and TTC has been duly organized and is validly existing and in good standing under its jurisdiction of organization with the corporate or other organizational power to perform its obligations thereunder and that each such document is the valid and binding obligation of each party thereto, other than the Company and TTC.
          In rendering the opinions hereinafter expressed, we have relied upon the representations and warranties as to factual matters contained in and made pursuant to the Agreement and documents relating thereto, and originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have also made such examination of law as we have deemed necessary to enable us to render the opinions expressed below. Where we render an opinion “to the best of our knowledge” or concerning an item “known to us” or our opinion otherwise refers to our knowledge, it is based solely upon (a) an inquiry of attorneys within this firm who perform legal services for the Company, (b) receipt of a certificate or representations and warranties executed by Company and the Shareholders covering such matters, and (c) such other investigation, if any, as is specifically set forth herein.
          In rendering the opinions hereinafter expressed, we have examined the following documents and instruments executed by Company and the Shareholders and dated on or before January 9, 2006, unless otherwise noted:
               (a) the Agreement, dated as of January 9, 2006 and the Schedules and Exhibits thereto;
               (b) the Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on December 17, 1999; the Articles of Incorporation of The Transcription Company (“TTC”) filed with the Secretary of State of California on March 26, 2003;
               (c) the Bylaws of the Company and of TTC, certified to us by the Company and TTC as in effect on the date hereof;
               (d) the Company’s Stock Ledger certified to us by the Company as in effect on the date hereof;
               (e) TTC’s Stock Ledger certified to us by TTC as in effect on the date hereof;
               (f) the Company’s Common Stock Certificates Numbers 1 through 6;
               (g) TTC’s Common Stock Certificates Numbers 1 through 4;

Ethan D. Feffer, Esq.
January 9, 2006

               (h) the Notice of Transaction Pursuant to Corporations Code Section 25102(f) filed by the Company on October 27, 2005;
               (i) the Company’s 2000 Incentive Stock Option Plan;
               (j) the Company’s offer letters to Terry Vickrey, dated April 7, 2005, and Elizabeth Pennell, dated May 18, 2005;
               (k) the resolutions of the Board of Directors and the Shareholders of the Company adopting and approving the Agreement and the merger with Merger Sub, dated January 9, 2006; and
               (l) the Officer’s Certificate executed by the President and CEO of the Company pursuant to Section 8.3(c) of the Agreement, dated January 9, 2006.
          Our opinion is expressed only with respect to the federal laws of the United States of America, the laws of the State of California, and the laws of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of California, and the laws of the State of Delaware are applicable to the subject matter hereof.
          We are not rendering any opinion as to compliance with any antifraud law. We express no opinion as to the applicability or effect of any law, rule or regulation regarding maximum allowable interest rates, fraudulent transfers or conveyances.
          We express no opinion with respect to the applicability or effect of any pension, employee benefit or tax laws including, without limitation, the Internal Revenue Code of 1986, as amended, the California Tax Code, the Delaware Tax Code, and the Employee Retirement Income Security Act of 1974, as amended, and other similar laws, statutes, acts, regulations or ordinances, or any decrees or decisional law with respect thereto.
          We express no opinion with respect to (a) any statute, order, decree, rule or regulation applicable to Parent or Merger Sub or Company solely by reason of the nature of the business conducted by Parent, Merger Sub or Company or by reason of the particular use that Parent, Merger Sub or Company may make of the Company’s assets, or (b) the approval of, giving of notice to, registration with or the taking of any action in respect of or by any governmental authority having jurisdiction over Parent, Merger Sub or Company solely by reason of the nature of the business conducted by the Parent, Merger Sub or Company or by reason of the particular use that Parent, Merger Sub or Company may make of the Company’s assets.
          We express no opinion on compliance, or lack of compliance, with California or Delaware Bulk Sales laws.

Ethan D. Feffer, Esq.
January 9, 2006

          We express no opinion with respect to any other person or entity other than Company, TTC and the Company’s Shareholders including, without limitation, any Affiliate.
          On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:
          1. RapidText, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Transcription Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and TTC are duly qualified to transact business and is in good standing as a foreign corporation in each state of the United States where the character of its activities requires such qualification.
          2. The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). There are 4,381,943 shares of Common Stock issued and outstanding. There are 0 shares of Preferred Stock issued and outstanding. All outstanding shares of the Company capital stock are validly issued, and, to our knowledge, fully paid and nonassessable. The authorized capital stock of TTC consists of 5,000,000 shares of Common Stock, with no par value (“TTC Common”) and 5,000,000 shares of Preferred Stock, with no par value (“TTC Preferred”). There are 110,000 shares of TTC Common issued and outstanding, all of which are owned and held by the Company. There are 0 shares of TTC Preferred issued and outstanding. All outstanding shares of TTC capital stock are validly issued, and, to our knowledge, based solely upon our inquiry of the Company, fully paid and nonassessable. To our knowledge, based solely upon our inquiry of the Company, all outstanding securities of the Company and TTC have been issued in compliance with applicable federal and state securities laws.
          3. 40,000 shares of the Company’s Common Stock are reserved for issuance upon exercise of outstanding Company options and 0 shares of the Company’s Common Stock are reserved for issuance upon exercise of outstanding warrants or other rights to purchase the Company’s Common Stock. 0 shares of TTC Common are reserved for issuance upon exercise of outstanding TTC options and 0 shares of TTC Common are reserved for issuance upon exercise of outstanding warrants or other rights to purchase TTC Common.
          4. The Company has all requisite corporate power and authority to enter into the Agreement and Plan of Merger (the “Agreement”) and to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary

Ethan D. Feffer, Esq.
January 9, 2006

corporate action on the part of the Company, including approval by its Board of Directors and by the Shareholders.
          5. The Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as enforcement may be limited by (a) general equity principles and limitations on the availability of equitable relief including specific performance; (b) the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, receivership, suretyship or other similar laws relating to or affecting the rights of secured creditors; (c) compliance with the requirements, and the effect of the limitations, of California law relating to the rights of a secured creditor (e.g., California Commercial Code Sections 9501 through 9508 regarding the exercise of rights with respect to the personal property collateral and California Code of Civil Procedure Sections 726 through 730.5 and 580a through 580d regarding the exercise of rights through judicial proceedings and the availability of deficiency judgments, California Civil Code Sections 2924, 2924a through 2924h and 2924.3 regarding the exercise of rights under a power of sale with respect to the real property collateral, if any); (d) compliance with the requirements, and the effect of the limitations, of Delaware law relating to the rights of a secured creditor (e.g., Delaware Commercial Code Sections 9-501 through 9-508 regarding the exercise of rights with respect to the personal property collateral and, if applicable, the Sections of the Delaware Code of Courts and Judicial Proceedings and the Delaware Property Code regarding the exercise of rights through judicial proceedings and the availability of deficiency judgments, and the exercise of rights under a power of sale with respect to the real property collateral, if any); (e) limitations on the Shareholders’ ability to waive rights and benefits given by statute or otherwise; and (f) limitations created by or arising under statute or case law on the enforceability of certain covenants and provisions of agreements, such as covenants not to compete.
          6. The execution, delivery and performance by the Company of the Agreement, and the consummation of the transactions contemplated thereby, does not violate any provision of the Certificate of Incorporation, or the Company’s Bylaws, and does not constitute a material default under the provisions of any material agreement to which the Company is a party or by which it is bound, and does not violate or contravene (i) any governmental statute, rule or regulation applicable to the Company or to TTC or (ii) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company or TTC and of which we are aware, the violation or contravention of which would materially and adversely affect the Company, TTC, their assets, financial condition or operations.
          7. Except as set forth in the Agreement and in the exhibits and schedules attached thereto, there is no action, suit, proceeding, claim arbitration or investigation pending or, to our knowledge, overtly threatened, against the Company or TTC or any of their officers, directors, employees or agents.
          8. To our knowledge, based solely upon our inquiry of the Company, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to the Company or TTC in connection with the

Ethan D. Feffer, Esq.
January 9, 2006

execution and delivery of the Agreement or the consummation by the Company of the transactions contemplated thereby.
          The opinions set forth herein are as of the date of this letter and we disclaim any undertaking or obligation to advise you of changes that may hereafter be brought to our attention. The opinions are rendered only to you and are solely for your benefit for the exclusive purpose of obtaining approval of the Agreement. The opinions may not be relied upon by you for any other purpose, or by any other person, firm, corporation, partnership or other entity for any purpose without our prior written consent. In addition, we do not take into consideration, nor do we express opinions with respect to any matter dealt with in any statute, ordinance, code, rule, regulation or governmental order or requirement, or any amendment to any of the foregoing, which has not become effective and operative as of the date of this letter.
          Thank you for allowing us to assist you with this opinion. Should you have any questions or comments, please do not hesitate to call or write.

Yours very truly,

/s/ Alton G. Burkhalter Alton G. Burkhalter
AGB:gmc

cc: Mr. Jerry Woods

Exhibit C
January 6, 2006
Mr. Jerry Woods
37 Beacon Bay
Newport Beach, CA 92660
Dear Jerry:
It is my pleasure to offer you the position with PeopleSupport, Inc. (the “Company”) of Senior Vice President and General Manager of the PeopleSupport RapidText product group, reporting to Lance Rosenzweig, CEO, or such other person or persons as he may designate. Your employment is contingent upon the closing of the Company’s acquisition of RapidText, Inc. (the “Merger”) as contemplated by the Agreement and Plan of Merger dated January 9, 2006 (the “Merger Agreement”), and your signing all of the agreements required under the Merger Agreement and this letter. Your employment will be effective on the first business day following the closing of the Merger. This letter will confirm all terms of your offer of employment with the Company. If you are ever transferred to become an employee of a subsidiary or other affiliate of the Company, this letter will govern the terms of your employment with such subsidiary or other affiliate.
The terms of your employment with the Company are as follows:
1. Compensation: In consideration of your services, you will be paid a base salary of $6,153.85 per pay period (annualized salary of $160,000.00) payable semi-monthly in accordance with the Company’s standard payroll practices, less customary payroll deductions and withholdings. You will be eligible for future wage increases, at the discretion of the Company’s senior executive management or board of directors.
2. Benefits: You will be entitled to receive employee benefits made available by the Company to similarly situated employees to the extent of your eligibility. A copy of the Company’s Employee Handbook, which contains additional information on benefits such as vacation accrual and medical benefits, our Code of Ethics, our Insider Trading Policy, and other relevant materials, will be provided to you in our Orientation Program. Eligibility for health insurance benefits begins the first of the month following the date of hire as a full time employee.
3. Restricted Stock Units: The Company currently has a Stock Option Plan. As soon as practicable after the closing of the Merger, and subject to your signing this letter and becoming employed by the Company, you will be awarded 20,000 restricted stock units (RSUs) for the Company’s common stock, subject to three year vesting. Under the terms of the RSUs, on the first, second and third anniversary of your continued service with the Company, you will receive 6,666, 6,667 and 6,667 shares, respectively, of common stock. Generally, those shares will be subject to ordinary income tax when you receive them based on their value at that time. The RSU agreement, including the more detailed terms of vesting, has been provided to you separately.
4. Bonus: You may be eligible for a cash bonus upon the closing of an Acquisition of a Target in accordance with the following schedule:
1.	4% of Transaction Value of such Acquisition if the purchase price is 5 times the Target’s TTM EBITDA or greater;

2.	5% of Transaction Value of such Acquisition if the purchase price is between 4 and 5 times the Target’s TTM EBITDA.

PeopleSupport Employment Offer Letter — continued
3.	6% of Transaction Value of such Acquisition if the purchase price is less than 4 times the Target’s TTM EBITDA.
In addition to the above cash fee and subject to the same conditions above, you also will be entitled to an option to purchase a certain number of shares of common stock of the Company (an “Option”) in connection with each Acquisition. Each Option will have a three year term and the number of shares for which the Option will be exercisable will be calculated by dividing 1% of the Transaction Value of the Acquisition by the per share value of the Option on date of issuance, calculated in the discretion of the Company using the Black Scholes valuation method or similar recognized valuation formula. The per share exercise price for the Option will be the per share closing price of the Company’s common stock on the date the Acquisition closes. For example, if the Transaction Value is $5,000,000 and the Black Scholes value per share covered by the Option is $2, then the Option would cover 25,000 shares with a per share exercise price equal to the Company’s per share closing price on the NASDAQ on the closing date for the Acquisition. Notwithstanding anything to the contrary, the cash bonus and Option to be received in connection with an Acquisition shall not exceed $1 million in the aggregate. The Option value will be based on the Black Scholes value as determined by the Company.
For purposes of this Section 4, the following terms will have the means assigned to them. An “Acquisition” will mean a purchase by the Company of a Target, through the acquisition of all or substantially all of the assets of such company or through a merger or stock purchase in which the Company or a wholly-owned subsidiary of the Company acquires all of the capital stock of the Target. A “Target” will mean a transcription company or business that you and the Company mutually agree in writing should be acquired by the Company in accordance with the process noted in the below paragraph. The “Transaction Value” will mean the aggregate consideration actually paid by the Company to the owners of the Target with respect to the Acquisition (and will not include any amounts paid or payable by the Company or its affiliates as salary, consulting fees or equity compensation for services to persons associated with the Target). “TTM EBITDA” will mean the Target’s 12 months of earnings before income, taxes, depreciation and amortization through the most recent practicable date prior to the closing of the Acquisition as determined by the Company in its due diligence of the Target, and adjusted as the Company may deem necessary to normalize TTM EBITDA for compensation paid to the Target’s owners. If all or part of the consideration is in the form of securities, the value thereof will be, if there is an established public trading market, the last sale price for such securities on the last trading day thereof prior to the consummation of the Acquisition or, otherwise, the fair market value thereof on the day prior to the consummation of the Acquisition as determined in good faith by the Company.
You will submit each proposed business that you believe should be considered a Target, providing all information requested by the Company. If approved by the CEO of the Company in writing, the proposed business will be deemed a Target for purposes of this Agreement. The Company will not be obligated to approve any company as a Target, or if a company has been approved as a Target, to consummate an Acquisition. The Company may reject any Target or any Acquisition in its discretion. In addition, any business target proposed by you that the Company had targeted prior to such proposal, will not be considered a Target and you will not be eligible for any fees if the Company acquires it. If requested by the CEO or Board of Directors, you will also be required to perform the following duties:
•	Identify in writing the name of the Target and type of business;

•	Prepare a detailed financial and business analysis (including historical and projected financials and return on investment) and setting forth the business case for the proposed acquisition;

•	Assist with negotiating the terms of the acquisition;

•	Assist with due diligence of the Target;

•	Assist with preparing an integration plan;

•	Assist with obtaining third party consents required in connection with the proposed acquisition;

PeopleSupport Employment Offer Letter — continued
•	Assist with regulatory matters; and

•	Perform such other duties as are requested by the CEO and/or the Board of Directors.
The bonus to which you are entitled in following the closing of an Acquisition will be payable to you at the end of the quarter in which the Acquisition closes. You will only be entitled to a fee on Transaction Value actually paid to the owners of a Target. Thus, if a portion of the purchase price is held in escrow to satisfy indemnities or other contingencies or is payable in the future as an earnout or otherwise, you will not be paid on that portion of the Transaction Value unless and until the end of the quarter in which it is actually paid or released to the owners of the Target. Notwithstanding the foregoing, however, the Transaction Value to be used for calculating the percentage of Transaction Value payable to you will be the maximum total purchase price payable by the Company or its affiliates, assuming all earnout or other contingencies are met and all amounts payable are paid. Your right to receive the fees set forth in this Section 4 will apply only (i) to those Targets identified by you in writing during your employment with the Company, (ii) to Acquisitions which are approved by the Board of Directors of the Company prior to the second anniversary of your employment start date with the Company (the “Bonus Period”), and (iii) to Acquisitions that close (A) within six months of the end of the Bonus Period, if you are still employed with the Company, or (B) within six months of termination of your employment, if your employment is terminated prior to the end of the Bonus Period.
5. Confidential Information: You agree that you will execute the Company’s Proprietary Information and Inventions Agreement, which is enclosed. You further agree that, at all times during the term of your employment and thereafter, you will abide by the terms of that agreement. In addition, you agree not to disclose or use confidential or trade secret information acquired in any previous job.
6. Term of Employment: The Company is an “at-will” employer. That means that both employees and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. Employees also may be demoted or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than the CEO of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by the CEO of the Company and by the affected employee. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause.
The Company reserves the right to make any adjustments or revisions to products, services, accounts, incentive compensation or any other matter affecting your employment, at any time. The Company further reserves the right to modify or amend the compensation plan described herein, and to modify any sales quotas or other individual performance objectives, at any time, with or without prior notice in its sole discretion.
Notwithstanding anything to the contrary, in the event your employment is terminated without cause within the first year of employment, you will receive a lump sum severance payment of $80,000.00, less customary payroll deductions and withholdings. “Cause” means: (i) dishonesty within the course of employment with the Company that evidences a want of integrity or is a breach of trust, including, without limitation, your commission of a fraud, embezzlement, theft or any other act or omission involving dishonesty; (ii) failure to abide by reasonable rules and regulations governing the transaction of business of the Company as the Company may from time to time adopt or approve, including, but not limited to, the Company’s Employee Handbook, Code of Ethics or Insider Trading Policy; (iii) inattention to duties, unsatisfactory performance, or failure to perform your duties under this Agreement or as reasonably directed by the Company, provided the Company gives you written notice and thirty (30) days to correct your unsatisfactory performance to the

PeopleSupport Employment Offer Letter — continued
Company’s satisfaction in its discretion; (iv) commission of acts within employment with the Company amounting, in the Company’s judgment, to reckless or willful misconduct; (v) misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction that is adverse to the interests of the Company or any of its subsidiaries or to the benefits of which the Company or any of its subsidiaries is entitled; (vi) indictment for a felony; or (vii) conduct that is materially detrimental to the Company or any of its subsidiaries, including without limitation any act or failure to act that subjects any the Company or any of its subsidiaries the loss of any required license, permit or similar governmental authorization.
7. Eligibility to Work: This offer is contingent upon: (1) The results of your background investigation and reference checks being satisfactory to the Company, at its sole and absolute discretion, (2) Your ability to show proof of your identity and legal right to work in the United States as required by the U.S. Immigration and Naturalization Service (INS) and (3) Your execution of this offer letter, the Proprietary Information and Inventions Agreement and the Non-Competition Agreement provided in connection with the Merger. Therefore, on your first day of employment you will be asked to provide proof of your identity as well as your legal right to work in the United States. In most cases, a United States Passport or a driver’s license showing a photo of yourself, and a Social Security Card (which does not restrict your employment) will satisfy the INS regulations. In addition, your social security card will be required in order to add you to our payroll system. Please bring this identification with you on your first day of employment.
8. Legal Action: You agree that, in the event you initiate an action in a court of law against the Company, or any then-current or former officer, director, partner, employee, contractor or agent of the Company, in their capacity as such or otherwise, for claims in connection with, arising from or related to this offer letter or your employment with the Company and/or the termination thereof, including but limited to claims in connection with discrimination or harassment under any local, state or federal common or statutory law, based on race, color, sex, religion, national origin, ancestry, age, marital status, medical condition, physical or mental disability, sexual orientation or any other protected characteristic, you waive the right to a jury trial to the extent permitted by law. YOU ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, YOU HAVE KNOWINGLY AND VOLUNTARILY ELECTED TO GIVE UP THE RIGHT TO A JURY TRIAL IN THE EVENT YOU INITIATE LITIGATION IN A JUDICIAL FORUM, TO THE EXTENT SUCH RIGHT MAY BE WAIVED UNDER CALIFORNIA LAW.
This offer letter and the agreements it references set forth the entire understanding between you and the Company regarding your employment with the Company. By your signature below you acknowledge that there are no oral or written agreements, obligations or representations, express or implied, relating in any way to your employment with the Company, including your compensation by the Company and/or termination of employment with the Company, except as set forth in this offer letter and the agreements it references. To that end, this is an integrated agreement (including those agreements referred to herein). This agreement can be modified only in writing and signed by you and the CEO of the Company.
PeopleSupport is an organization that is building an outstanding reputation for exciting, innovative, outsourced customer care. Credit for this goes to every one of our employees. We look forward to you accepting our offer and becoming part of the PeopleSupport team. Please acknowledge and confirm your acceptance of this offer by January ___, 2006 at which point the offer will expire. You can accept by signing and returning this letter and the enclosed Proprietary Information and Inventions Agreement. A faxed signature of acceptance may be sent to 310-824-6350, however the original signed document will be required by the start date. A copy of this letter has been provided for your records. If you have any questions about this offer letter, please call me at 310-824-6205.
Sincerely yours,

PeopleSupport Employment Offer Letter — continued
Patricia Sarro, PHR
VP, Corporate Recruiting

PeopleSupport Employment Offer Letter — continued
Acceptance:
I accept the terms of my employment with the Company as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party.

Signature:	/s/ Jerome A. Woods

Jerry Woods

Signature Date:	January 6, 2006

*Start Date:	January 9, 2006

Enclosures:	Copy of offer letter
Proprietary Information and Inventions Agreement
Non-Competition Agreement
Summary of Benefits

*	Start date is defined as the actual first date listed on the payroll

AGREEMENT NOT TO COMPETE
     This Agreement Not to Compete (this “Agreement”), dated as of January 9, 2006, is made by Jerry Woods (“Seller”), on the one hand, and PeopleSupport, Inc., a Delaware corporation (“Purchaser”), and RT Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Purchaser (“Subsidiary”), on the other hand, with reference to the following facts:
     WHEREAS, Purchaser is acquiring the transcription and captioning businesses (the “Businesses”) of both Rapid Text, Inc., a Delaware corporation (“RT”) and The Transcription Company, a California corporation and wholly-owned subsidiary of RT (“TTC”) pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated January 9, 2006;
     WHEREAS, Seller is a major stockholder of RT;
     WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Seller will receive substantial consideration in the form of cash and stock (subject to vesting) of Purchaser for Seller’s equity interests in RT; and
     WHEREAS, as a condition and an inducement to the willingness of Purchaser and Subsidiary, to enter into the Merger Agreement, Seller has agreed to enter into a covenant not to compete containing the terms set forth below.
     NOW, THEREFORE, based on the foregoing premises and the covenants herein contain, and for other considerations, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Restrictive Covenants. At and prior to the closing of the merger of the Subsidiary into RT under the Merger Agreement (the “Merger”), Seller was engaged in the Businesses which he conveyed his interests in to and for the benefit of Purchaser and Subsidiary. Seller acknowledges that (i) Seller has received substantial consideration in connection with the transactions contemplated by the Merger Agreement based on Seller’s equity interests in RT; (ii) the Restrictive Covenants (as defined below) and the other agreements contained herein are an essential part of this Agreement and the transactions contemplated by the Merger Agreement, and (iii) the transactions contemplated by the Merger Agreement qualify as a sale by Seller of all of Seller’s interest in the Businesses, including its goodwill, within the meaning of section 16601 of the California Business and Professions Code of California (the “BPCC”), which section provides as follows:
     § 16601. Sale of good will or corporation shares; agreement not to compete.
Any person who sells the goodwill of a business, or any stockholder of a corporation selling or otherwise disposing of all his shares in said corporation, or any stockholder of a corporation which sells (a) all or substantially all of its operating assets together with the goodwill of the corporation, (b) all or substantially all of the operating assets of a division or a subsidiary of the corporation together with the goodwill of such division or subsidiary, or (c) all of the shares of any subsidiary, may agree with the buyer to refrain from carrying on a similar business within a specified county or counties, city or cities, or a part thereof, in which the business so sold, or that of said corporation, division, or subsidiary has been carried on, so long as the buyer, or any person deriving title to the goodwill or shares from him, carries on a like business therein. For the purposes of this section, “subsidiary” shall mean any corporation, a majority of whose voting shares are owned by the selling corporation.

Seller further represents and warrants and acknowledges and agrees that (i) Seller has been, or has had the opportunity to be, fully advised by counsel in connection with the negotiation, preparation, execution and delivery of this Agreement, the Merger Agreement and the transactions contemplated by those agreements; (ii) Seller has read section 16601 of the BPCC, understands its terms and agrees that section 16601 of the BPCC applies in the context of the transactions contemplated by the Merger Agreement and this Agreement, and that such transactions are within the scope and intent of section 16601 of the BPCC, and Seller agrees to be fully bound by the Restrictive Covenants and the other agreements contained in this Agreement; (iii) Seller has become familiar with the common law regarding the enforceability of non-competition agreements and other restrictive covenants and agrees that the Restrictive Covenants contained herein are reasonable, valid and enforceable in the context of this Agreement, the Merger Agreement and the transactions and other matters contemplated by those agreements; and (iv) no reasonable Person (as hereinafter defined) would engage in any of the transactions contemplated by the Merger Agreement without the benefit of each of the Restrictive Covenants and agreements contained herein by Seller. Accordingly, Seller agrees to be bound by each of the Restrictive Covenants and agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the Restrictive Covenants and agreements contained herein shall be valid and enforceable in all respects. For purposes of this Agreement, “Person” shall mean a natural person, corporation, business trust, association, partnership, limited liability company, joint venture, governmental entity or any other entity.
     (a) Seller’s Agreement Not to Compete. Seller agrees to the following restrictive covenants (collectively, the “Restrictive Covenants”):
     (i) Throughout Seller’s employment with Parent and/or Subsidiary, Seller shall not render services to any other entity engaged in the Businesses.
     (ii) During the Term (as defined below), neither Seller, nor any Seller Affiliate (as defined below), shall directly or indirectly (i) enter the employ of, or render any services to or for, any business which is the same as, substantially similar to or in competition with the Businesses (each a “Restricted Business”) within the Territory; and/or (ii) become interested in any Restricted Business in any capacity, including as a shareholder, director, officer, agent, lender, partner, employee or consultant of, or otherwise hold any ownership interest in, any person, firm or entity engaged in any Restricted Business in the Territory; provided, however, that Seller shall be permitted to hold less than 1% of the voting stock or other securities of a publicly-traded company). “Term” shall mean a period beginning on the date hereof and ending five years following termination of Seller’s employment with Purchaser and/or Subsidiary for whatever reason. “Seller Affiliate” shall mean any person or entity, directly or indirectly, controlled by or under common control with Seller.
     (b) Right of Successor to Enforce Agreement. Any Person to whom all or part of the Businesses are sold shall, if this Agreement is assigned, be entitled to enforce each of the Restrictive Covenants and other covenants contained herein.
     2. Geographical Scope. The Restrictive Covenants contained in Section 1 of this Agreement shall extend worldwide (the “Territory”). The parties acknowledge that the Territory constitutes the area in which each of RT and TTC has been engaged in the Business.
     3. Non-Solicitation of Employees. During the Term, neither Seller, nor any Seller Affiliate, shall directly or indirectly (a) whether for his or its own account or for the account of any other person or entity, induce or attempt to induce any person then engaged or employed by Purchaser or Subsidiary or any other entity affiliated with Purchaser or Subsidiary, in any capacity whatsoever, to leave the employ of Purchaser or Subsidiary or any affiliated entity or to cease providing or otherwise alter the services then provided to Purchaser or Subsidiary or any affiliated entity and (b) engage or employ (whether or not for compensation), in any capacity whatsoever, any Key Employees engaged or employed by Purchaser or Subsidiary. “Key Employees” shall mean those individuals listed on Schedule 1 attached to this Agreement.
     4. Non-Solicitation of Customers. During the Term, with respect to the Businesses or other businesses operated by Purchaser or Subsidiary or any affiliated entity, neither Seller, nor any Seller Affiliate, shall, directly or indirectly, whether for his or its own account or for the account of any other person or entity, solicit, induce or attempt to solicit or induce away from either Purchaser or Subsidiary or any affiliated entity any person or entity with whom either Purchaser or Subsidiary or any affiliated entity had a business relationship or who is or was as of the date of such solicitation or inducement a customer or client of Purchaser or Subsidiary or any affiliated entity.
     5. Acknowledgments; Intent. Seller agrees that this Agreement is reasonable, that valid consideration has been received therefor and that the parties to this Agreement have been responsible for drafting the same. Seller undertakes not to contest any action taken by Purchaser or Subsidiary or any affiliated entity to enforce any provision of this Agreement in accordance with its terms and this clause may be pleaded in estoppel of any defense raised by Seller. It is acknowledged and agreed by Seller that: (a) Purchaser and Subsidiary or any affiliated entity would incur significant and irreparable damages if Seller is allowed to compete with Purchaser or Subsidiary or any affiliated entity after receiving the benefits to be derived by Seller under the Merger Agreement; (b) a monetary remedy for breach of the agreements set forth herein shall be inadequate, and will be impracticable and extremely difficult to prove; (c) in addition to any other rights or remedies available to Purchaser and Subsidiary or any affiliated entity, Purchaser and Subsidiary and any affiliated entity are entitled to temporary and permanent injunctive relief without the necessity of proving actual damages or posting bond; and (d) the purchase price paid by Purchaser pursuant to the Merger Agreement is based in part upon Seller’s entering into this Agreement on the scope set out herein. Seller expressly agrees that the Restrictive Covenants contained in Section 1 of this Agreement and the other covenants contained in Sections 3 and 4 of this Agreement are reasonable and necessary for the protection of Purchaser, Subsidiary and any affiliated entity and the Businesses. It is the intention of Seller that Sections 1, 3 and 4 hereof be enforceable to the maximum extent permitted by law and, to that end, Purchaser, Subsidiary and Seller understand and agree that said provisions may be modified by a court, acting in law or in equity, to ensure the enforceability thereof. Further, Seller acknowledges that if Seller violates any of the provisions of this Agreement, Purchaser and Subsidiary and any affiliated entity shall be entitled to maintain an action against Seller for damages.
     6. Severability. Each provision of this Agreement is declared to be a separate and distinct covenant and to be severable from all other such separate and distinct covenants. If any covenant or provision herein is determined to be void or unenforceable in whole or in part it shall not be deemed to affect or impair the enforceability or validity of any other covenant of this Agreement or any part thereof. In such event, the parties shall negotiate, in good faith, a valid, legal and enforceable substitute provision that most nearly effects the intent of the parties in entering into this Agreement.
     7. Consideration, Relief, Reformation; Severability. Purchaser and Subsidiary have specifically bargained for the covenants set forth in Section 1 hereof on their own behalf and or behalf of present or future affiliated entities in consideration of the transactions contemplated by the Merger Agreement. Seller agrees that the covenants set forth herein will not preclude Seller from engaging in any lawful profession, trade or business not prohibited hereby or from being gainfully employed as necessary to provide Seller, his family members and dependents a standard of living to which he and they have been accustomed and may expect. Seller acknowledges and agrees that the Restrictive Covenants in Section 1 hereof have been specifically negotiated, are reasonable in all respects, including, without limitation, their geographic scope and duration, and may be enforced by specific performance or otherwise. Seller shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants.
8. Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Purchaser’s or Subsidiary’s or their affiliates’ right to the relief provided in this Section 8 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to agreements made and to be performed in the State of California without giving effect to its choice of law provisions.
10. Counterparts and Facsimile. This Agreement may be executed in two or more counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11. Entire Agreement; Amendment. This Agreement contains the entire Agreement and understanding of the parties, supersedes all prior or contemporaneous understandings, agreements and intentions (whether oral or written) and may be amended only by an instrument in writing executed by the parties hereto. All of the provisions of this Agreement shall be binding upon Seller, and Seller’s assigns, and shall be enforceable by Purchaser and Subsidiary and their affiliated entities and the successors and assigns of such parties.
12. Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by a party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.
13. Section and Paragraph Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
14. Attorneys’ Fees. If any party hereto brings an action pertaining to or arising out of this Agreement, the prevailing party(ies) shall be entitled to recover from the losing party(ies) all reasonable costs and expenses of the action, including reasonable attorneys’ and arbitrator or court fees and costs, in such amounts as may be determined in the discretion of the arbitrator or court having jurisdiction of such action.

15. Construction. Reference herein to the Businesses shall mean and refer to either or both of RT and/or TTC or to either or both of the Businesses, respectively, unless the context clearly indicates otherwise.
16. Mutual Drafters. Each party has cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party on the basis that the party was the drafter.
17. No Reliance. Each party has had the opportunity to consult with his or her legal counsel in deciding whether to enter into this Agreement, and to determine the legal effects on such party, and the Seller represents that he or she is not relying on legal advice from Purchaser, Subsidiary, their affiliates or their legal or other advisers. This Agreement was executed voluntarily without any duress or undue influence on the part of or on behalf of the parties hereto. The parties acknowledge that they have read and understood this Agreement and its legal effect.
     IN WITNESS WHEREOF, this Agreement has been executed on and as of the date first above written

PeopleSupport, Inc. (“Purchaser”)
By	/s/ Lance Rosenzweig
Lance Rosenzweig
President and Chief Executive Officer

RT Acquisition Corporation (“Subsidiary”)
By	/s/ Lance Rosenzweig
Lance Rosenzweig
President and Chief Executive Officer

Jerry Woods (“Seller”)
By	/s/ Jerome A. Woods
Jerry Woods

Schedule 1
Key Employee Schedule
Jason Terando
Elizabeth Pennell
Any other personnel who in the 12 months preceding was primarily responsible for relationships with customers accounting for 10% or more of the transcription revenues

Exhibit D
January 6, 2006
Glory Johnson
910 Bluebird Canyon
Laguna Beach, CA 92651
Dear Glory:
It is my pleasure to offer you the position with PeopleSupport, Inc. (the “Company”) of Vice President of the PeopleSupport RapidText product group, reporting to Jerry Woods, Senior Vice President and General Manager of the PeopleSupport RapidText product group, or such other person or persons as he may designate. Your employment is contingent upon the closing of the Company’s acquisition of RapidText, Inc. (the “Merger”) as contemplated by the Agreement and Plan of Merger dated January 9, 2006 (the “Merger Agreement”), and your signing all of the agreements required under the Merger Agreement and this letter. Your employment will be effective on the first business day following the closing of the Merger. This letter will confirm all terms of your offer of employment with the Company. If you are ever transferred to become an employee of a subsidiary or other affiliate of the Company, this letter will govern the terms of your employment with such subsidiary or other affiliate.
The terms of your employment with the Company are as follows:
1. Compensation: In consideration of your services, you will be paid a base salary of $4,230.77 per pay period (annualized salary of $110,000.00) payable semi-weekly in accordance with the Company’s standard payroll practices, less customary payroll deductions and withholdings. You will be eligible for future wage increases, at the discretion of the Company’s senior executive management or board of directors.
2. Benefits: You will be entitled to receive employee benefits made available by the Company to similarly situated employees to the extent of your eligibility. A copy of the Company’s Employee Handbook, which contains additional information on benefits such as vacation accrual and medical benefits, our Code of Ethics, our Insider Trading Policy, and other relevant materials, will be provided to you in our Orientation Program. Eligibility for health insurance benefits begins the first of the month following the date of hire as a full time employee.
3. Restricted Stock Units: The Company currently has a Stock Option Plan. As soon as practicable after the closing of the Merger, and subject to your signing this letter and becoming employed by the Company, you will be awarded 20,000 restricted stock units (RSUs) for the Company’s common stock subject to three year vesting. Under the terms of the RSUs, on the first, second and third anniversary of your continued service with the Company, you will receive 6,666, 6,667 and 6,667 shares, respectively, of common stock. Generally, those shares will be subject to ordinary income tax when you receive them based on their value at that time. The RSU agreement, including the more detailed terms of vesting, has been provided to you separately.
4. Confidential Information: You agree that you will execute the Company’s Proprietary Information and Inventions Agreement, which is enclosed. You further agree that, at all times during the term of your employment and thereafter, you will abide by the terms of that agreement. In addition, you agree not to disclose or use confidential or trade secret information acquired in any previous job.
5. Term of Employment: The Company is an “at-will” employer. That means that both employees and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. Employees also may be demoted or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than the CEO of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be

PeopleSupport Employment Offer Letter — continued
in writing and must be signed by the CEO of the Company and by the affected employee. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause.
The Company reserves the right to make any adjustments or revisions to products, services, accounts, incentive compensation or any other matter affecting your employment, at any time. The Company further reserves the right to modify or amend the compensation plan described herein, and to modify any sales quotas or other individual performance objectives, at any time, with or without prior notice in its sole discretion.
Notwithstanding anything to the contrary, in the event your employment is terminated without cause within the first year of employment, you will receive a lump sum severance payment of $55,000.00, less customary payroll deductions and withholdings. “Cause” means: (i) dishonesty within the course of employment with the Company that evidences a want of integrity or is a breach of trust, including, without limitation, your commission of a fraud, embezzlement, theft or any other act or omission involving dishonesty; (ii) failure to abide by reasonable rules and regulations governing the transaction of business of the Company as the Company may from time to time adopt or approve, including, but not limited to, the Company’s Employee Handbook, Code of Ethics or Insider Trading Policy; (iii) inattention to duties, unsatisfactory performance, or failure to perform your duties under this Agreement or as reasonably directed by the Company, provided the Company gives you written notice and thirty (30) days to correct your unsatisfactory performance to the Company’s satisfaction in its discretion; (iv) commission of acts within employment with the Company amounting , in the Company’s judgment, to reckless or willful misconduct; (v) misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction that is adverse to the interests of the Company or any of its subsidiaries or to the benefits of which the Company or any of its subsidiaries is entitled; (vi) indictment for a felony; or (vii) conduct that is materially detrimental to the Company or any of its subsidiaries, including without limitation any act or failure to act that subjects any the Company or any of its subsidiaries the loss of any required license, permit or similar governmental authorization..
6. Eligibility to Work: This offer is contingent upon: (1) The results of your background investigation and reference checks being satisfactory to the Company, at its sole and absolute discretion, (2) Your ability to show proof of your identity and legal right to work in the United States as required by the U.S. Immigration and Naturalization Service (INS) and (3) Your execution of this offer letter, the Proprietary Information and Inventions Agreement and the Non-Competition Agreement provided in connection with the Merger. Therefore, on your first day of employment you will be asked to provide proof of your identity as well as your legal right to work in the United States. In most cases, a United States Passport or a driver’s license showing a photo of yourself, and a Social Security Card (which does not restrict your employment) will satisfy the INS regulations. In addition, your social security card will be required in order to add you to our payroll system. Please bring this identification with you on your first day of employment.
7. Legal Action: You agree that, in the event you initiate an action in a court of law against the Company, or any then-current or former officer, director, partner, employee, contractor or agent of the Company, in their capacity as such or otherwise, for claims in connection with, arising from or related to this offer letter or your employment with the Company and/or the termination thereof, including but limited to claims in connection with discrimination or harassment under any local, state or federal common or statutory law, based on race, color, sex, religion, national origin, ancestry, age, marital status, medical condition, physical or mental disability, sexual orientation or any other protected characteristic, you waive the right to a jury trial to the extent permitted by law. YOU ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, YOU HAVE KNOWINGLY AND VOLUNTARILY ELECTED TO GIVE UP THE RIGHT TO A JURY TRIAL IN THE EVENT YOU INITIATE LITIGATION IN A JUDICIAL FORUM, TO THE EXTENT SUCH RIGHT MAY BE WAIVED UNDER CALIFORNIA LAW.

PeopleSupport Employment Offer Letter — continued
This offer letter and the agreements it references set forth the entire understanding between you and the Company regarding your employment with the Company. By your signature below you acknowledge that there are no oral or written agreements, obligations or representations, express or implied, relating in any way to your employment with the Company, including your compensation by the Company and/or termination of employment with the Company, except as set forth in this offer letter and the agreements it references. To that end, this is an integrated agreement (including those agreements referred to herein). This agreement can be modified only in writing and signed by you and the CEO of the Company.
PeopleSupport is an organization that is building an outstanding reputation for exciting, innovative, outsourced customer care. Credit for this goes to every one of our employees. We look forward to you accepting our offer and becoming part of the PeopleSupport team. Please acknowledge and confirm your acceptance of this offer by January ___, 2006 at which point the offer will expire. You can accept by signing and returning this letter and the enclosed Proprietary Information and Inventions Agreement. A faxed signature of acceptance may be sent to 310-824-6350, however the original signed document will be required by the start date. A copy of this letter has been provided for your records. If you have any questions about this offer letter, please call me at 310-824-6205.
Sincerely yours,
Patricia Sarro, PHR
VP, Corporate Recruiting

Acceptance:
I accept the terms of my employment with the Company as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party.

Signature:	/s/ Glory Johnson

Glory Johnson

Signature Date:	January 6, 2006

*Start Date:	January 9, 2006

Enclosures:	Copy of offer letter
Proprietary Information and Inventions Agreement
Non-Competition Agreement
Summary of Benefits

*	Start date is defined as the actual first date listed on the payroll

AGREEMENT NOT TO COMPETE
     This Agreement Not to Compete (this “Agreement”), dated as of January 9, 2006, is made by Glory Johnson (“Seller”), on the one hand, and PeopleSupport, Inc., a Delaware corporation (“Purchaser”), and RT Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Purchaser (“Subsidiary”), on the other hand, with reference to the following facts:
     WHEREAS, Purchaser is acquiring the transcription and captioning businesses (the “Businesses”) of both Rapid Text, Inc., a Delaware corporation (“RT”) and The Transcription Company, a California corporation and wholly-owned subsidiary of RT (“TTC”) pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated January 9, 2006;
     WHEREAS, Seller is a major stockholder of RT;
     WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Seller will receive substantial consideration in the form of cash and stock (subject to vesting) of Purchaser for Seller’s equity interests in RT; and
     WHEREAS, as a condition and an inducement to the willingness of Purchaser and Subsidiary, to enter into the Merger Agreement, Seller has agreed to enter into a covenant not to compete containing the terms set forth below.
     NOW, THEREFORE, based on the foregoing premises and the covenants herein contain, and for other considerations, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Restrictive Covenants. At and prior to the closing of the merger of the Subsidiary into RT under the Merger Agreement (the “Merger”), Seller was engaged in the Businesses which he conveyed his interests in to and for the benefit of Purchaser and Subsidiary. Seller acknowledges that (i) Seller has received substantial consideration in connection with the transactions contemplated by the Merger Agreement based on Seller’s equity interests in RT; (ii) the Restrictive Covenants (as defined below) and the other agreements contained herein are an essential part of this Agreement and the transactions contemplated by the Merger Agreement, and (iii) the transactions contemplated by the Merger Agreement qualify as a sale by Seller of all of Seller’s interest in the Businesses, including its goodwill, within the meaning of section 16601 of the California Business and Professions Code of California (the “BPCC”), which section provides as follows:
§ 16601. Sale of good will or corporation shares; agreement not to compete.
Any person who sells the goodwill of a business, or any stockholder of a corporation selling or otherwise disposing of all his shares in said corporation, or any stockholder of a corporation which sells (a) all or substantially all of its operating assets together with the goodwill of the corporation, (b) all or substantially all of the operating assets of a division or a subsidiary of the corporation together with the goodwill of such division or subsidiary, or (c) all of the shares of any subsidiary, may agree with the buyer to refrain from carrying on a similar business within a specified county or counties, city or cities, or a part thereof, in which the business so sold, or that of said corporation, division, or subsidiary has been carried on, so long as the buyer, or any person deriving title to the goodwill or shares from him, carries on a like business therein. For the purposes of this section, “subsidiary” shall mean any corporation, a majority of whose voting shares are owned by the selling corporation.

Seller further represents and warrants and acknowledges and agrees that (i) Seller has been, or has had the opportunity to be, fully advised by counsel in connection with the negotiation, preparation, execution and delivery of this Agreement, the Merger Agreement and the transactions contemplated by those agreements; (ii) Seller has read section 16601 of the BPCC, understands its terms and agrees that section 16601 of the BPCC applies in the context of the transactions contemplated by the Merger Agreement and this Agreement, and that such transactions are within the scope and intent of section 16601 of the BPCC, and Seller agrees to be fully bound by the Restrictive Covenants and the other agreements contained in this Agreement; (iii) Seller has become familiar with the common law regarding the enforceability of non-competition agreements and other restrictive covenants and agrees that the Restrictive Covenants contained herein are reasonable, valid and enforceable in the context of this Agreement, the Merger Agreement and the transactions and other matters contemplated by those agreements; and (iv) no reasonable Person (as hereinafter defined) would engage in any of the transactions contemplated by the Merger Agreement without the benefit of each of the Restrictive Covenants and agreements contained herein by Seller. Accordingly, Seller agrees to be bound by each of the Restrictive Covenants and agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the Restrictive Covenants and agreements contained herein shall be valid and enforceable in all respects. For purposes of this Agreement, “Person” shall mean a natural person, corporation, business trust, association, partnership, limited liability company, joint venture, governmental entity or any other entity.
     (a) Seller’s Agreement Not to Compete. Seller agrees to the following restrictive covenants (collectively, the “Restrictive Covenants”):
     (i) Throughout Seller’s employment with Parent and/or Subsidiary, Seller shall not render services to any other entity engaged in the Businesses.
     (ii) During the Term (as defined below), neither Seller, nor any Seller Affiliate (as defined below), shall directly or indirectly (i) enter the employ of, or render any services to or for, any business which is the same as, substantially similar to or in competition with the Businesses (each a “Restricted Business”) within the Territory; and/or (ii) become interested in any Restricted Business in any capacity, including as a shareholder, director, officer, agent, lender, partner, employee or consultant of, or otherwise hold any ownership interest in, any person, firm or entity engaged in any Restricted Business in the Territory; provided, however, that Seller shall be permitted to hold less than 1% of the voting stock or other securities of a publicly-traded company). “Term” shall mean a period beginning on the date hereof and ending five years following termination of Seller’s employment with Purchaser and/or Subsidiary for whatever reason. “Seller Affiliate” shall mean any person or entity, directly or indirectly, controlled by or under common control with Seller.
     (b) Right of Successor to Enforce Agreement. Any Person to whom all or part of the Businesses are sold shall, if this Agreement is assigned, be entitled to enforce each of the Restrictive Covenants and other covenants contained herein.
     2. Geographical Scope. The Restrictive Covenants contained in Section 1 of this Agreement shall extend worldwide (the “Territory”). The parties acknowledge that the Territory constitutes the area in which each of RT and TTC has been engaged in the Business.
     3. Non-Solicitation of Employees. During the Term, neither Seller, nor any Seller Affiliate, shall directly or indirectly (a) whether for his or its own account or for the account of any other person or entity, induce or attempt to induce any person then engaged or employed by Purchaser or Subsidiary or any other entity affiliated with Purchaser or Subsidiary, in any capacity whatsoever, to leave the employ of Purchaser or Subsidiary or any affiliated entity or to cease providing or otherwise alter the services then provided to Purchaser or Subsidiary or any affiliated entity and (b) engage or employ (whether or not for compensation), in any capacity whatsoever, any Key Employees engaged or employed by Purchaser or Subsidiary. “Key Employees” shall mean those individuals listed on Schedule 1 attached to this Agreement.
     4. Non-Solicitation of Customers. During the Term, with respect to the Businesses or other businesses operated by Purchaser or Subsidiary or any affiliated entity, neither Seller, nor any Seller Affiliate, shall, directly or indirectly, whether for his or its own account or for the account of any other person or entity, solicit, induce or attempt to solicit or induce away from either Purchaser or Subsidiary or any affiliated entity any person or entity with whom either Purchaser or Subsidiary or any affiliated entity had a business relationship or who is or was as of the date of such solicitation or inducement a customer or client of Purchaser or Subsidiary or any affiliated entity.
     5. Acknowledgments; Intent. Seller agrees that this Agreement is reasonable, that valid consideration has been received therefor and that the parties to this Agreement have been responsible for drafting the same. Seller undertakes not to contest any action taken by Purchaser or Subsidiary or any affiliated entity to enforce any provision of this Agreement in accordance with its terms and this clause may be pleaded in estoppel of any defense raised by Seller. It is acknowledged and agreed by Seller that: (a) Purchaser and Subsidiary or any affiliated entity would incur significant and irreparable damages if Seller is allowed to compete with Purchaser or Subsidiary or any affiliated entity after receiving the benefits to be derived by Seller under the Merger Agreement; (b) a monetary remedy for breach of the agreements set forth herein shall be inadequate, and will be impracticable and extremely difficult to prove; (c) in addition to any other rights or remedies available to Purchaser and Subsidiary or any affiliated entity, Purchaser and Subsidiary and any affiliated entity are entitled to temporary and permanent injunctive relief without the necessity of proving actual damages or posting bond; and (d) the purchase price paid by Purchaser pursuant to the Merger Agreement is based in part upon Seller’s entering into this Agreement on the scope set out herein. Seller expressly agrees that the Restrictive Covenants contained in Section 1 of this Agreement and the other covenants contained in Sections 3 and 4 of this Agreement are reasonable and necessary for the protection of Purchaser, Subsidiary and any affiliated entity and the Businesses. It is the intention of Seller that Sections 1, 3 and 4 hereof be enforceable to the maximum extent permitted by law and, to that end, Purchaser, Subsidiary and Seller understand and agree that said provisions may be modified by a court, acting in law or in equity, to ensure the enforceability thereof. Further, Seller acknowledges that if Seller violates any of the provisions of this Agreement, Purchaser and Subsidiary and any affiliated entity shall be entitled to maintain an action against Seller for damages.
     6. Severability. Each provision of this Agreement is declared to be a separate and distinct covenant and to be severable from all other such separate and distinct covenants. If any covenant or provision herein is determined to be void or unenforceable in whole or in part it shall not be deemed to affect or impair the enforceability or validity of any other covenant of this Agreement or any part thereof. In such event, the parties shall negotiate, in good faith, a valid, legal and enforceable substitute provision that most nearly effects the intent of the parties in entering into this Agreement.
     7. Consideration, Relief, Reformation; Severability. Purchaser and Subsidiary have specifically bargained for the covenants set forth in Section 1 hereof on their own behalf and or behalf of present or future affiliated entities in consideration of the transactions contemplated by the Merger Agreement. Seller agrees that the covenants set forth herein will not preclude Seller from engaging in any lawful profession, trade or business not prohibited hereby or from being gainfully employed as necessary to provide Seller, his family members and dependents a standard of living to which he and they have been accustomed and may expect. Seller acknowledges and agrees that the Restrictive Covenants in Section 1 hereof have been specifically negotiated, are reasonable in all respects, including, without limitation, their geographic scope and duration, and may be enforced by specific performance or otherwise. Seller shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants.
     8. Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Purchaser’s or Subsidiary’s or their affiliates’ right to the relief provided in this Section 8 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
     9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to agreements made and to be performed in the State of California without giving effect to its choice of law provisions.
     10. Counterparts and Facsimile. This Agreement may be executed in two or more counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11. Entire Agreement; Amendment. This Agreement contains the entire Agreement and understanding of the parties, supersedes all prior or contemporaneous understandings, agreements and intentions (whether oral or written) and may be amended only by an instrument in writing executed by the parties hereto. All of the provisions of this Agreement shall be binding upon Seller, and Seller’s assigns, and shall be enforceable by Purchaser and Subsidiary and their affiliated entities and the successors and assigns of such parties.
     12. Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by a party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.
     13. Section and Paragraph Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     14. Attorneys’ Fees. If any party hereto brings an action pertaining to or arising out of this Agreement, the prevailing party(ies) shall be entitled to recover from the losing party(ies) all reasonable costs and expenses of the action, including reasonable attorneys’ and arbitrator or court fees and costs, in such amounts as may be determined in the discretion of the arbitrator or court having jurisdiction of such action.

     15. Construction. Reference herein to the Businesses shall mean and refer to either or both of RT and/or TTC or to either or both of the Businesses, respectively, unless the context clearly indicates otherwise.
     16. Mutual Drafters. Each party has cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party on the basis that the party was the drafter.
     17. No Reliance. Each party has had the opportunity to consult with his or her legal counsel in deciding whether to enter into this Agreement, and to determine the legal effects on such party, and the Seller represents that he or she is not relying on legal advice from Purchaser, Subsidiary, their affiliates or their legal or other advisers. This Agreement was executed voluntarily without any duress or undue influence on the part of or on behalf of the parties hereto. The parties acknowledge that they have read and understood this Agreement and its legal effect.
     IN WITNESS WHEREOF, this Agreement has been executed on and as of the date first above written

PeopleSupport, Inc. (“Purchaser”)
By	/s/ Lance Rosenzweig
Lance Rosenzweig
President and Chief Executive Officer

RT Acquisition Corporation (“Subsidiary”)
By	/s/ Lance Rosenzweig
Lance Rosenzweig
President and Chief Executive Officer

Glory Johnson (“Seller”)
By	/s/ Glory Johnson
Glory Johnson

Schedule 1
Key Employee Schedule
Jason Terando
Elizabeth Pennell
Any other personnel who in the 12 months preceding was primarily responsible for relationships with customers accounting for 10% or more of the transcription revenues